Exhibit 10.1

EXECUTION COPY

ASSIGNMENT AND ACCEPTANCE AGREEMENT

AND

AMENDMENT NO. 5 TO

THIRD AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

AND

AMENDMENT NO. 3 TO

THIRD AMENDED AND RESTATED PURCHASE AND CONTRIBUTION

AGREEMENT

THIS ASSIGNMENT AND ACCEPTANCE AGREEMENT AND AMENDMENT NO. 5 TO THIRD AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT AND AMENDMENT NO. 3 TO THIRD AMENDED AND RESTATED PURCHASE AND CONTRIBUTION AGREEMENT (this “Agreement”) is dated and is effective as of August 30, 2016, and is entered into by and among UNITED RENTALS (NORTH AMERICA), INC., a Delaware corporation (the “Originator”), UNITED RENTALS RECEIVABLES LLC II, a Delaware limited liability company (the “Seller”), UNITED RENTALS, INC., a Delaware corporation (the “Collection Agent”), LIBERTY STREET FUNDING LLC, a Delaware limited liability company (“Liberty”), GOTHAM FUNDING CORPORATION, a Delaware corporation (“Gotham”, and together with Liberty, the “Existing Purchasers”), and FAIRWAY FINANCE COMPANY, LLC, a Delaware limited liability company (“Fairway”, and together with the Existing Purchasers, the “Purchasers”), THE BANK OF NOVA SCOTIA (“Scotia Capital”), as a Bank (as defined in the Purchase Agreement referred to below), as administrative agent (the “Administrative Agent”) for the Investors and the Banks (as such terms are defined in the Purchase Agreement referred to below) and as purchaser agent for Liberty (the “Liberty Purchaser Agent”), PNC BANK, NATIONAL ASSOCIATION (“PNC”), as a Bank and as purchaser agent for itself (the “PNC Purchaser Agent”), THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH (“BTMU”), as a Bank and as purchaser agent for Gotham (the “Gotham Purchaser Agent”), SUNTRUST BANK (“ST”), as a Bank and as purchaser agent for itself (the “ST Purchaser Agent”), and BANK OF MONTREAL (“BMO”), as a Bank and as a purchaser agent (the “Fairway Purchaser Agent”, and together with the Liberty Purchaser Agent, the PNC Purchaser Agent, the Gotham Purchaser Agent and the ST Purchaser Agent, the “Purchaser Agents”). Capitalized terms used and not otherwise defined herein are used as defined in the Purchase Agreement (as defined below).

RECITALS

WHEREAS, the Seller, the Collection Agent, the Existing Purchasers, the Purchaser Agents, the Banks party thereto and the Administrative Agent are parties to that certain Third Amended and Restated Receivables Purchase Agreement dated as of September 24, 2012 (as amended, supplemented or otherwise modified, the “Purchase Agreement”);

WHEREAS, the Originator, the Collection Agent and the Seller are parties to that certain Third Amended and Restated Purchase and Contribution Agreement dated as of September 24, 2012 (as amended, supplemented or otherwise modified, the “Contribution Agreement”);

WHEREAS, Fairway desires to become a Purchaser under the Purchase Agreement and, in connection therewith, BMO desires to sell and assign to Fairway all Receivable Interests in the Pool Receivables owned by BMO as of the Effective Date (as defined below) and Fairway desires to purchase such Receivable Interests in the Pool Receivables;

WHEREAS, each of the Seller, the Administrative Agent and the Purchaser Agents wishes to confirm their consent to such sale and assignment by BMO to Fairway, and the addition of Fairway as a Purchaser under the Purchase Agreement; and

WHEREAS, pursuant to Section 7.01 of the Purchase Agreement and Section 9.01 of the Contribution Agreement, the parties wish to make certain amendments to the Purchase Agreement and the Contribution Agreement, respectively, as hereinafter set forth.

NOW, THEREFORE, the parties agree as follows:

Section 1. Fairway as a Purchaser.

Effective as of the Effective Date, Fairway hereby agrees that it shall become a party to, and be bound by all of the terms of, the Purchase Agreement (including as amended pursuant to Section 3 below) as a Purchaser (as defined therein).

Section 2. Assignment and Acceptance.

(a) Pursuant to and in accordance with Section 7.03(a) of the Purchase Agreement, as of the Effective Date, BMO hereby sells and assigns absolutely to Fairway, and Fairway hereby purchases from BMO, all Receivable Interests in the Pool Receivables owned by BMO on the Effective Date (the “Assigned Rights”).

(b) For the avoidance of doubt, no rights (other than the Assigned Rights) or obligations of BMO as a Bank or Purchaser Agent are being assigned or assumed under this Section 2.

(c) (i) The Seller hereby consents to the sale and assignment by BMO of the Assigned Rights to Fairway pursuant to Section 7.03(a) of the Purchase Agreement. Each of the Purchaser Agents, the Administrative Agent and the Seller hereby acknowledges and agrees that this Agreement constitutes notice by BMO to it of the above sale and assignment.

(ii) Each of the Seller, the Purchaser Agents and the Administrative Agent hereby consents to the addition of Fairway as a Purchaser under the Purchase Agreement.

(iii) Fairway hereby appoints the Fairway Purchaser Agent to act as its Purchaser Agent under the Purchase Agreement.

(d) In connection with, and as payment of the purchase price for, the sale and assignment in this Section 2, Fairway shall, on the Effective Date, make a cash payment to BMO in an amount equal to the aggregate Capital of the Receivable Interests sold and assigned under this Section 2.

(e) Fairway confirms that it has received a copy of the Purchase Agreement, together with copies of the reports and financial statements referred to in paragraph (k) of Exhibit IV to the Purchase Agreement as have been requested by Fairway and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement. Fairway acknowledges that it has, independently and without reliance upon the Administrative Agent, any Purchaser Agent, any of their respective Affiliates or any Bank and based on such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement and the Purchase Agreement. Fairway also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Purchaser Agent, any of their respective Affiliates or any Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement and the Purchase Agreement.

(f) This Agreement is an Assignment and Acceptance for all purposes under the Purchase Agreement.

Section 3. Amendments to the Purchase Agreement. Effective as of the Effective Date, immediately after giving effect to the actions contemplated by Sections 1 and 2 hereof, the Purchase Agreement is hereby amended as follows:

(a) The Purchase Agreement is hereby amended to incorporate the changes shown on the marked pages attached hereto as Annex A.

(b) Notwithstanding anything to the contrary contained in any Transaction Document, URNA agrees and acknowledges that each of the Collection Accounts is maintained solely by the Seller with Qualified Intermediary and URNA has no interest in any of the Collection Accounts.

Section 4. Amendments to the Contribution Agreement. Effective as of the Effective Date, immediately after giving effect to the actions contemplated by Sections 1 and 2 hereof, the Contribution Agreement is hereby amended as follows:

(a) The Contribution Agreement is hereby amended to incorporate the changes shown on the marked pages attached hereto as Annex B.

(b) In connection with the extension of the Facility Termination Date of the Purchase Agreement, the Originator acknowledges that the Facility Termination Date under the Contribution Agreement shall accordingly be extended pursuant to clause (a) of the definition of “Facility Termination Date” contained therein.

Section 5. Effectiveness of this Agreement. This Agreement shall become effective as of the date hereof (the “Effective Date”) at such time as:

(a) executed counterparts of this Agreement have been delivered by each party hereto to the other parties hereto;

(b) each Purchaser Agent shall have received an executed amendment and restatement of such Purchaser Agent’s Fee Agreement (each, a “New Fee Agreement”);

(c) each Purchaser Agent shall have received payment of the “Upfront Fee” in accordance with the terms of, and as such term is defined in, such Purchaser Agent’s New Fee Agreement;

(d) the Administrative Agent shall have received an opinion, in form and substance reasonably satisfactory to the Administrative Agent, from Sullivan & Cromwell LLP, with respect to true sale and non-consolidation matters after giving effect to this Agreement and the transactions contemplated hereby; and

(e) the Administrative Agent and the Purchaser Agents shall have received, in form and substance satisfactory to the Administrative Agent and each Purchaser Agent, a certificate of the Secretary or Assistant Secretary of the Seller certifying copies of the resolutions of the Board of Directors of the Seller approving this Agreement and the transactions contemplated hereby.

Section 6. Representations and Warranties. The Originator, the Seller and the Collection Agent represent and warrant as follows:

(a) The execution, delivery and performance by the Originator, the Collection Agent and the Seller of this Agreement (i) are within its corporate or limited liability company powers, as applicable, (ii) have been duly authorized by all necessary corporate or limited liability company action, as applicable, and (iii) do not contravene (1) its charter, by-laws or limited liability company agreement, as applicable, (2) any law, rule or regulation applicable to it or (3) any contractual restriction binding on or affecting it or its property, the violation of which could reasonably be expected to have a Material Adverse Effect on the collectibility of any Pool Receivable, on the Originator, on the Seller or on the performance of the Collection Agent under the Contribution Agreement or the Purchase Agreement. This Agreement has been duly executed and delivered by the Originator, the Seller and the Collection Agent.

(b) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Originator, the Seller or the Collection Agent of this Agreement or any other document to be delivered by the Originator, the Seller or the Collection Agent hereunder other than those already obtained; provided that the right of any assignee of a Receivable the obligor of which is a Government Obligor to enforce such Receivable directly against such obligor may be restricted by the Federal Assignment of Claims Act or any similar applicable law to the extent the Originator or the Seller shall not have complied with the applicable provisions of any such law in connection with the assignment or subsequent reassignment of any such Receivable.

(c) This Agreement constitutes the legal, valid and binding obligation of the Originator, the Seller and the Collection Agent, enforceable against the Originator, the Seller and the Collection Agent in accordance with its terms subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d) The representations and warranties contained in (i) Section 4.01 of the Contribution Agreement (with respect to the Originator), (ii) Exhibit III to the Purchase Agreement (with respect to the Seller) and (iii) Section 4.08 of the Purchase Agreement (with respect to the Collection Agent) are correct on and as of the date hereof as though made on and as of the date hereof.

(e) No event has occurred and is continuing, or would result from the transactions contemplated hereby, that constitutes an Event of Termination or an Incipient Event of Termination.

Section 7. Purchase Agreement and Contribution Agreement in Full Force and Effect as Amended.

(a) All of the provisions of the Purchase Agreement and the Contribution Agreement, each as amended hereby, and all of the provisions of all other documentation required to be delivered with respect thereto shall remain in full force and effect and are ratified and confirmed in all respects.

(b) The respective parties hereto agree to be bound by the terms and conditions of the Purchase Agreement and the Contribution Agreement, as applicable, each as amended hereby, as though such terms and conditions were set forth herein.

(c) This Agreement may not be amended or otherwise modified except as provided in the Purchase Agreement or the Contribution Agreement, as applicable.

(d) This Agreement shall constitute a Transaction Document under both the Purchase Agreement and the Contribution Agreement.

Section 8. Reference in Other Documents; Affirmation of Performance Undertaking Agreement.

(a) On and from the date hereof, references to the Purchase Agreement in any agreement or document (including without limitation the Purchase Agreement) shall be deemed to include a reference to the Purchase Agreement, as amended hereby, whether or not reference is made to this Agreement.

(b) On and from the date hereof, references to the Contribution Agreement in any agreement or document (including without limitation the Contribution Agreement) shall be deemed to include a reference to the Contribution Agreement, as amended hereby, whether or not reference is made to this Agreement.

(c) United Rentals, Inc. hereby consents to this Agreement and hereby affirms and agrees that the Performance Undertaking Agreement is, and shall continue to be, in full force and effect and is hereby ratified and affirmed in all respects. Upon and at all times after the effectiveness of this Agreement, each reference in the Performance Undertaking Agreement to (i) the “Receivables Purchase Agreement”, “thereunder”, “thereof” or words of like import shall mean and be a reference to the Purchase Agreement as amended by this Agreement, and as hereafter amended or restated and (ii) the “Purchase Agreement”, “thereunder”, “thereof” or words of like import shall mean and be a reference to the Contribution Agreement as amended by this Agreement, and as hereafter amended or restated.

Section 9. Costs and Expenses.

The Seller agrees to pay on demand all reasonable and documented costs and expenses in connection with the preparation, execution and delivery of this Agreement and the other documents and agreements to be delivered hereunder and thereunder, including, without limitation, the reasonable and documented fees and out-of-pocket expenses of one firm of primary counsel for the Administrative Agent and the Purchaser Agents, the Purchasers and the Banks.

Section 10. Counterparts.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by electronic mail in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11. Headings.

The descriptive headings of the various sections of this Agreement are inserted for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

Section 12. Governing Laws.

This Agreement and the rights and obligations of the parties under this Agreement shall be governed by, and construed in accordance with, the laws of the state of New York (without giving effect to the conflict of laws principles thereof, other than Section 5-1401 of the New York General Obligations Law, which shall apply hereto).

The remainder of this page is intentionally left blank.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ORIGINATOR:	UNITED RENTALS (NORTH AMERICA), INC.

	By:	/s/ Irene Moshouris
Name: Irene Moshouris
Title: Senior Vice President and Treasurer

SELLER:	UNITED RENTALS RECEIVABLES LLC II

	By:	/s/ Irene Moshouris
Name: Irene Moshouris
Title: Vice President and Treasurer

COLLECTION AGENT:	UNITED RENTALS, INC.

	By:	/s/ Irene Moshouris
Name: Irene Moshouris
Title: Senior Vice President and Treasurer

SOLELY FOR PURPOSES OF
SECTION 8(c):

UNITED RENTALS, INC.

By:	/s/ Irene Moshouris
Name: Irene Moshouris
Title: Senior Vice President and Treasurer

Signature Page –

ASSIGNMENT AND ACCEPTANCE AGREEMENT AND AMENDMENT NO. 5 TO RPA AND

AMENDMENT NO. 3 TO PCA

ADMINISTRATIVE	THE BANK OF NOVA SCOTIA
AGENT:

	By:	/s/ Michelle C. Phillips
Name: Michelle C. Phillips
Title: Director and Execution Head

PURCHASER:	LIBERTY STREET FUNDING LLC

	By:	/s/ John L. Fridlington
Name: John L. Fridlington
Title: Vice President

PURCHASER AGENT:	THE BANK OF NOVA SCOTIA

	By:	/s/ Michelle C. Phillips
Name: Michelle C. Phillips
Title: Director and Execution Head

BANK:	THE BANK OF NOVA SCOTIA

	By:	/s/ Michelle C. Phillips
Name: Michelle C. Phillips
Title: Director and Execution Head

Signature Page –

ASSIGNMENT AND ACCEPTANCE AGREEMENT AND AMENDMENT NO. 5 TO RPA AND

AMENDMENT NO. 3 TO PCA

PURCHASER AGENT:	PNC BANK, NATIONAL ASSOCIATION

	By:	/s/ Eric Bruno
Name: Eric Bruno
Title: Senior Vice President

BANK:	PNC BANK, NATIONAL ASSOCIATION

	By:	/s/ Eric Bruno
Name: Eric Bruno
Title: Senior Vice President

Signature Page –

ASSIGNMENT AND ACCEPTANCE AGREEMENT AND AMENDMENT NO. 5 TO RPA AND

AMENDMENT NO. 3 TO PCA

PURCHASER:	GOTHAM FUNDING CORPORATION

	By:	/s/ David V. DeAngelis
Name: David V. DeAngelis
Title: Vice President

PURCHASER AGENT:	THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH

	By:	/s/ Christopher Pohl
Name: Christopher Pohl
Title: Managing Director

BANK:	THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH

	By:	/s/ Christopher Pohl
Name: Christopher Pohl
Title: Managing Director

Signature Page –

ASSIGNMENT AND ACCEPTANCE AGREEMENT AND AMENDMENT NO. 5 TO RPA AND

AMENDMENT NO. 3 TO PCA

PURCHASER AGENT:	SUNTRUST BANK

	By:	/s/ David Hufnagel
Name: David Hufnagel
Title: Vice President

BANK:	SUNTRUST BANK

	By:	/s/ David Hufnagel
Name: David Hufnagel
Title: Vice President

Signature Page –

ASSIGNMENT AND ACCEPTANCE AGREEMENT AND AMENDMENT NO. 5 TO RPA AND

AMENDMENT NO. 3 TO PCA

PURCHASER:	FAIRWAY FINANCE COMPANY, LLC

	By:	/s/ Irina Khaimova
Name: Irina Khaimova
Title: Vice President

PURCHASER AGENT:	BANK OF MONTREAL

	By:	/s/ Karen Louie
Name: Karen Louie
Title: Director

BANK:	BANK OF MONTREAL

	By:	/s/ Karen Louie
Name: Karen Louie
Title: Director

Signature Page –

ASSIGNMENT AND ACCEPTANCE AGREEMENT AND AMENDMENT NO. 5 TO RPA AND

AMENDMENT NO. 3 TO PCA

ANNEX A

CHANGED PAGES TO PURCHASE AGREEMENT

CONFORMED COPY INCORPORATING

AMENDMENT NO. ~~4~~5 EFFECTIVE AS OF ~~SEPTEMBER 1, 2015~~AUGUST 30, 2016

THIRD AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

Dated as of September 24, 2012

Among

UNITED RENTALS RECEIVABLES LLC II,

as Seller,

UNITED RENTALS, INC.,

as Collection Agent,

LIBERTY STREET FUNDING LLC,

as a Purchaser,

GOTHAM FUNDING CORPORATION,

as a Purchaser,

FAIRWAY FINANCE COMPANY, LLC,

as a Purchaser,

THE BANK OF NOVA SCOTIA,

as Purchaser Agent for Liberty, as Administrative Agent and as a Bank,

PNC BANK, NATIONAL ASSOCIATION,

as Purchaser Agent for itself and as a Bank,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH,

as Purchaser Agent for Gotham and as a Bank,

SUNTRUST BANK,

as Purchaser Agent for itself and as a Bank,

and

BANK OF MONTREAL,

as Purchaser Agent for Fairway and as a Bank

Table of Contents

		Page
ARTICLE I

AMOUNTS AND TERMS OF THE PURCHASES

SECTION 1.01.	Purchase Facility.	2
SECTION 1.02.	Making Purchases.	2
SECTION 1.03.	Receivable Interest Computation.	7
SECTION 1.04.	Settlement Procedures.	7
SECTION 1.05.	Fees.	~~11~~12
SECTION 1.06.	Payments and Computations, Etc.	12
SECTION 1.07.	Dividing or Combining Receivable Interests.	~~12~~13
SECTION 1.08.	Increased Costs and Requirements of Law.	13
SECTION 1.09.	Intended Characterization; Security Interest.	15
SECTION 1.10.	[Reserved]	16
SECTION 1.11.	Sharing of Payments.	16
SECTION 1.12.	Repurchase Option.	16
SECTION 1.13.	Extension; Additional Purchasers; Increased Commitments.	17
SECTION 1.14.	Defaulting Banks; Delaying Banks	~~17~~18

ARTICLE II

REPRESENTATIONS AND WARRANTIES; COVENANTS; EVENTS OF TERMINATION

SECTION 2.01.	Representations and Warranties; Covenants.	~~18~~19
SECTION 2.02.	Events of Termination.	19

ARTICLE III

INDEMNIFICATION

SECTION 3.01.	Indemnities by the Seller.	~~19~~20

ARTICLE IV

ADMINISTRATION AND COLLECTION OF POOL RECEIVABLES

SECTION 4.01.	Designation of Collection Agent.	~~21~~22
SECTION 4.02.	Duties of Collection Agent.	22
SECTION 4.03.	Certain Rights of the Administrative Agent.	23
SECTION 4.04.	Rights and Remedies.	~~24~~25
SECTION 4.05.	Further Actions Evidencing Purchases.	25
SECTION 4.06.	Covenants of the Collection Agent and the Seller.	26

i

SECTION 4.07.	Indemnities by the Collection Agent.	27
SECTION 4.08.	Representations and Warranties of the Collection Agent.	28

ARTICLE V

THE ADMINISTRATIVE AGENT

SECTION 5.01.	Authorization and Action.	29
SECTION 5.02.	Administrative Agent’s Reliance, Etc.	~~29~~30
SECTION 5.03.	Indemnification of Administrative Agent.	30
SECTION 5.04.	Scotia Capital and Affiliates.	~~30~~31
SECTION 5.05.	Bank’s Purchase Decision.	31
SECTION 5.06.	[Reserved]	31
SECTION 5.07.	Notice of Event of Termination.	31

ARTICLE VI

THE PURCHASER AGENTS

SECTION 6.01.	Authorization.	~~31~~32
SECTION 6.02.	Reliance by Purchaser Agent.	~~32~~33
SECTION 6.03.	Agent and Affiliates.	33
SECTION 6.04.	Notices.	~~33~~34
SECTION 6.05.	Bank’s Purchase Decision.	34

ARTICLE VII

MISCELLANEOUS

SECTION 7.01.	Amendments, Etc.	34
SECTION 7.02.	Notices, Etc.	34
SECTION 7.03.	Assignability.	38
SECTION 7.04.	Costs, Expenses and Taxes.	39
SECTION 7.05.	No Proceedings.	42
SECTION 7.06.	Confidentiality.	42
SECTION 7.07.	Governing Law.	~~42~~43
SECTION 7.08.	SUBMISSION TO JURISDICTION.	43
SECTION 7.09.	WAIVER OF JURY TRIAL.	~~43~~44
SECTION 7.10.	Execution in Counterparts.	~~43~~44
SECTION 7.11.	Survival of Termination.	~~43~~44
SECTION 7.12.	Severability.	~~43~~44
SECTION 7.13.	Excess Funds.	44
SECTION 7.14.	No Recourse.	44
SECTION 7.15.	Amendment and Restatement; Acknowledgement.	45

ii

THIRD AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

Dated as of September 24, 2012

UNITED RENTALS RECEIVABLES LLC II, a Delaware limited liability company (the “Seller”), UNITED RENTALS, INC., a Delaware corporation (the “Collection Agent”), LIBERTY STREET FUNDING LLC (“Liberty”), a Delaware limited liability company, ~~and~~ GOTHAM FUNDING CORPORATION (“Gotham”), a Delaware corporation, FAIRWAY FINANCE COMPANY, LLC (“Fairway”), a Delaware limited liability company (each of Liberty ~~and~~, Gotham and Fairway, a “Purchaser”, and together the “Purchasers”), THE BANK OF NOVA SCOTIA (“Scotia Capital”), as a Bank, as administrative agent (the “Administrative Agent”) for the Investors and the Banks (as defined herein) and as purchaser agent for Liberty (the “Liberty Purchaser Agent”), PNC BANK, NATIONAL ASSOCIATION (“PNC”), as a Bank and as purchaser agent for itself (the “PNC Purchaser Agent”), THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH (“BTMU”), as a Bank and as purchaser agent for Gotham (the “Gotham Purchaser Agent”), SUNTRUST BANK (“ST”), as a Bank and as purchaser agent for itself (the “ST Purchaser Agent”), and BANK OF MONTREAL (“BMO”), as a Bank and as purchaser agent for ~~BMO and the other Investors related to BMO~~Fairway (the “~~BMO~~Fairway Purchaser Agent”, and together with the Liberty Purchaser Agent, the PNC Purchaser Agent, the Gotham Purchaser Agent and the ST Purchaser Agent, the “Purchaser Agents”), agree as follows:

PRELIMINARY STATEMENTS

Certain terms that are capitalized and used throughout this Agreement are defined in Exhibit I to this Agreement. Capitalized terms not defined herein are used as defined in the Purchase Agreement or, if not defined in the Purchase Agreement, the Credit Agreement. References in the Exhibits to the “Agreement” refer to this Agreement, as amended, modified or supplemented from time to time. All interest rate and yield determinations referenced herein shall be expressed as a decimal and rounded, if necessary, to the nearest one hundredth of a percentage point in the manner set forth herein (as applicable).

The Seller has acquired, and may continue to acquire, Receivables and Related Security from the Originator, either by purchase or by contribution to the capital of the Seller, in accordance with the terms of the Purchase Agreement. The Seller is prepared to sell undivided fractional ownership interests (referred to herein as “Receivable Interests”) in the Pool Receivables. The Purchasers may, in their sole discretion, purchase such Receivable Interests in the Pool Receivables, and the Banks are prepared to purchase such Receivable Interests in the Pool Receivables, in each case on the terms set forth herein.

Certain parties hereto previously entered into that certain Second Amended and Restated Receivables Purchase Agreement, dated as of September 28, 2011, as amended by that certain Assignment and Acceptance and Amendment Agreement, dated as of December 23, 2011 and as further amended and supplemented as of February 2, 2012, May 18, 2012 and September 24, 2012 (the “Existing Agreement”).

any Bank plus, in the event such Bank has any related Purchasers, such Bank’s ratable share of the outstanding Capital of Receivable Interests in the Pool Receivables held by such related Purchasers to exceed its Bank Commitment (as of the Original Date with respect to such funding)). The funding or failure to fund the Delayed Funds will not relieve or otherwise impair the obligation of the Seller to make all payments as provided in this Agreement.

(viii) In the event that a Delaying Bank is prohibited by applicable law from funding its Delayed Funds on a Delayed Funding Date, then such Delaying Bank shall be deemed to have purchased a participation from each Non-Delaying Bank or related Purchaser in its outstanding Capital, as applicable, in an amount that such Delaying Bank would otherwise be required to pay to such Non-Delaying Bank or related Purchaser pursuant to clause (vi) of this Section 1.02(e).

SECTION 1.03. Receivable Interest Computation.

Each Receivable Interest in the Pool Receivables shall be initially computed on its date of purchase. Thereafter until the Termination Date for such Receivable Interest in the Pool Receivables, such Receivable Interest in the Pool Receivables shall be automatically recomputed (or deemed to be recomputed) based upon the information provided in the most recently submitted Monthly Report on each day other than a Liquidation Day; provided that, if a more recent Weekly Report or Daily Report has been submitted to the Administrative Agent and the Purchaser Agents pursuant to Section 4.02(g), then the Receivable Interest in the Pool Receivables reflected in such Monthly Report, Weekly Report or Daily Report that is the highest shall be used; provided, further that, if such Weekly Report or Daily Report, as applicable, recalculates all of the components (including the Net Receivables Pool Balance and reserve components in the calculation of such Receivable Interest) necessary to determine such Receivable Interest as of the relevant calculation day for such report in a manner consistent with the calculation thereof made in the most recently submitted Monthly Report and otherwise reasonably satisfactory to the Administrative Agent, then the Receivable Interest in the Pool Receivables reflected in such Weekly Report or Daily Report, as applicable, shall be used. Such Receivable Interest shall be 100% from and after the occurrence of a Termination Date until the event causing such Termination Date has been waived or cured. Notwithstanding the foregoing, such Receivable Interest shall become zero when Capital thereof and Yield thereon shall have been paid in full, all other amounts owed by the Seller and the Collection Agent hereunder to the Investors, the Banks, the Administrative Agent and the Purchaser Agents and each Indemnified Party and each Affected Person are paid in full and the Collection Agent shall have received the accrued Collection Agent Fee thereon.

SECTION 1.04. Settlement Procedures.

(a) Collection of the Pool Receivables shall be administered by a Collection Agent, in accordance with the terms of Article IV of this Agreement. The Collection Agent shall direct each Obligor to direct all payments of Collections into Collection Accounts. Subsequently, the Collection Agent shall forthwith cause all such Collections received in the Collection Accounts to be transferred into the Controlled Account within one Business Day; provided that, if the balance in any such Collection Account is less than $50,000, the Collection Agent shall not assets and liabilities that are the subject of this Agreement and/or other Transaction Documents, but excluding any assets and liabilities that are currently consolidated with those of any Affected Person (other than such Purchaser or Bank), shall constitute a change in the interpretation, administration or application of a law, regulation, guideline or request subject to Section 1.08(a), (b) and (c).

(e) The Administrative Agent shall promptly notify the Seller if any event of which it has knowledge, which will entitle an Affected Person to compensation pursuant to this Section 1.08. Notwithstanding the foregoing, in the event that such notice is not given to the Seller by the Administrative Agent, such Affected Person shall not be entitled to compensation from the Administrative Agent for any additional costs incurred as a result of such failure to notify.

(f) Notwithstanding any other provision herein, no Affected Person shall demand compensation pursuant to this Section 1.08 if it shall not at the time be the general policy or practice of such Affected Person to demand such compensation in similar circumstances under comparable provisions of other similar agreements, including, but not limited to, secured credit agreements collateralized by receivables and receivables purchase agreements, if any (and such Affected Person so certifies to the Seller).

SECTION 1.09. Intended Characterization; Security Interest.

The Seller, the Purchasers, the Administrative Agent, the Investors, the Banks and the Purchaser Agents intend that the sale, assignment and transfer of the Receivable Interests to the Administrative Agent hereunder shall be treated as a true sale for all purposes, other than federal and state income tax purposes and accounting purposes. If, notwithstanding the intent of the parties, the sale, assignment and transfer of the Receivable Interests is not treated as a sale for all purposes, other than federal and state income tax purposes, (i) this Agreement also is intended by the parties to be, and hereby is, a security agreement within the meaning of the UCC; and (ii) the sale, assignment and transfer of the Receivable Interests shall be treated as a grant of, and the Seller does hereby grant to the Administrative Agent, for its benefit and the ratable benefit of the Investors and the Banks, and as collateral security for the performance by the Seller of all the terms, covenants and agreements on the part of the Seller (whether as the Seller or otherwise) to be performed under this Agreement or any document delivered in connection with this Agreement, including the punctual payment when due of all obligations of the Seller hereunder or thereunder, whether for indemnification payments, fees, expenses or otherwise, a security interest in, all of the Seller’s right, title and interest in, to and under (but none of the Seller’s obligations under) all of the following, whether now or hereafter existing or arising:

(a) each of the Transaction Documents to which it is a party, including, without limitation, (i) all rights of the Seller to receive moneys due or to become due under or pursuant to the Purchase Agreement, (ii) all security interests and property subject thereto from time to time purporting to secure payment of monies due or to become due under or pursuant to the Purchase Agreement, (iii) all rights of the Seller to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Purchase Agreement, (iv) claims of the Seller for damages arising out of or for breach of or default under the Purchase Agreement, and (v) the right of the Seller to compel performance and otherwise exercise all remedies thereunder;

(c) If no Event of Termination or Incipient Event of Termination shall have occurred and be continuing, United Rentals, while it is the Collection Agent, may, in accordance with the Credit and Collection Policy, extend the maturity or adjust the Outstanding Balance or otherwise modify the payment terms of any Receivable as it deems appropriate to maximize Collections thereof; provided that such modification shall not (i) alter the status of the Pool Receivable as a Delinquent Receivable or Defaulted Receivable, or (ii) limit the rights of the Administrative Agent, Purchaser Agents, Banks or Investors.

(d) The Collection Agent shall hold in trust for the Seller and each Investor and Bank, in accordance with their respective interests, all documents, instruments and records (including, without limitation, computer tapes or disks) that evidence or relate to Pool Receivables.

(e) The Collection Agent shall, as soon as practicable following receipt, turn over to the Seller any cash collections or other cash proceeds received with respect to Receivables not constituting Pool Receivables.

(f) The Collection Agent shall, from time to time at the request of the Administrative Agent or any Purchaser Agent, furnish to the Administrative Agent or such Purchaser Agent (promptly after any such request) a calculation of the amounts set aside for the Investors and the Banks pursuant to Section 1.04(b).

(g) On or before the ~~twelfth~~fifteenth Business Day of each month, the Collection Agent shall prepare and forward to the Administrative Agent and each Purchaser Agent a Monthly Report relating to the Receivable Interests outstanding on the last day of the immediately preceding month. On or before the first Business Day of each week, the Collection Agent shall prepare and forward to the Administrative Agent and each Purchaser Agent a Weekly Report as of the last Business Day of the previous week; provided that no Weekly Report is due if Capital is equal to zero; provided further that a Weekly Report shall be provided to the Administrative Agent before Capital can be increased from zero. During the continuation of any Daily Report Trigger Event, within five (5) Business Days following a request by the Administrative Agent or the Required Purchaser Agents, the Collection Agent shall prepare and forward to the Administrative Agent and each Purchaser Agent on each Business Day a Daily Report as of the Business Day immediately preceding such date of delivery; provided that no Daily Report is due if Capital is equal to zero; provided further that a Daily Report shall be provided to the Administrative Agent and each Purchaser Agent before Capital can be increased from zero during the continuation of a Daily Report Trigger Event.

SECTION 4.03. Certain Rights of the Administrative Agent.

(a) The Administrative Agent is authorized at any time after the occurrence of an Event of Termination that has not been waived in accordance with Section 2.02 to deliver to the Controlled Account Bank the Notice of Effectiveness provided for in the Controlled Account Agreement. The Seller hereby transfers to the Administrative Agent the exclusive control of the Controlled Account to which the Obligors of Pool Receivables shall make payments, subject only to the Administrative Agent’s delivery of such Notice of Effectiveness. The Seller shall take any actions reasonably requested by the Administrative Agent to effect such transfer of Administrative Agent deems advisable and in the best interests of the Purchasers, Banks and Purchaser Agents.

ARTICLE VI

THE PURCHASER AGENTS

SECTION 6.01. Authorization.

(a) Liberty, Scotia Capital, and each Bank or other Person that has entered into an Assignment and Acceptance and has agreed in such Assignment and Acceptance that Scotia Capital shall act as its Purchaser Agent, has appointed Scotia Capital as its Purchaser Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such Purchaser Agent by the terms hereof, together with such powers as are reasonably incidental thereto.

(b) PNC, and each Bank or other Person that has entered into an Assignment and Acceptance and has agreed in such Assignment and Acceptance that PNC shall act as its Purchaser Agent, has appointed PNC as its Purchaser Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such Purchaser Agent by the terms hereof, together with such powers as are reasonably incidental thereto.

(c) Gotham, BTMU, and each Bank or other Person that has entered into an Assignment and Acceptance and has agreed in such Assignment and Acceptance that BTMU shall act as its Purchaser Agent, has appointed BTMU as its Purchaser Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such Purchaser Agent by the terms hereof, together with such powers as are reasonably incidental thereto.

(d) ST and each Bank or other Person that has entered into an Assignment and Acceptance and has agreed in such Assignment and Acceptance that ST shall act as its Purchaser Agent, has appointed ST as its Purchaser Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such Purchaser Agent by the terms hereof, together with such powers as are reasonably incidental thereto.

(e) Fairway, BMO, ~~any Purchaser for which the BMO Purchaser Agent acts as Purchaser Agent,~~ and each Bank or other Person that has entered into an Assignment and Acceptance and has agreed in such Assignment and Acceptance that BMO (or an Affiliate successor thereof) shall act as its Purchaser Agent, has appointed BMO (or such Affiliate successor) as its Purchaser Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such Purchaser Agent by the terms hereof, together with such powers as are reasonably incidental thereto.

As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement of this Agreement), a Purchaser Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the

If to the Gotham Purchaser Agent:

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

34 Exchange Place, Plaza III 5th Floor

Jersey City, NJ 07311

Attention: ~~John Donoghue~~Richard Kralik

Facsimile No.: (201) 369-2149

Email: securitization_reporting@us.mufg.jp

With a copy to:

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

~~1251~~1221 Avenue of the Americas

New York, NY 10020

Attention: The Securitization Group

Facsimile No.: (212) 782-6448

Emails:	securitization_reporting@us.mufg.jp
~~vdusenbury~~cpohl@us.mufg.jp

If to the ST Purchaser Agent:

SUNTRUST BANK

3333 Peachtree Road, NE

10th Floor East

Atlanta, Georgia 30326

Attention:     Jason Meyer

Tel. No.: (404) 926-5505

Facsimile No.: (404) 926-5100

If to the ~~BMO~~Fairway Purchaser Agent:

BANK OF MONTREAL

115 S. LaSalle Street

25th Floor West

Chicago, Illinois 60603

Attention: Karen Louie

Tel. No.: (312) 293-4410

Facsimile No.: (312) 293-4948

Emails:	karen.louie@bmo.com
fundingdesk@bmo.com
specialized.deals@bmo.com
Lpg.securitization@bmo.com

If to a Purchaser:

LIBERTY STREET FUNDING LLC

Global Securitization

445 Broad Hollow Rd.

Melville, NY 11747

Tel. No.: (631) 587-4700

Facsimile No.: (212) 302-8767

GOTHAM FUNDING CORPORATION

c/o Global Securitization Services, LLC

114 West 47th Street, Suite 2310

New York, NY 10036

Tel. No.: (212) 295-2777

Facsimile No.: (212) 302-8767

Attention: Frank B. Bilotta

FAIRWAY FINANCE COMPANY, LLC

c/o Lord Securities Corp.

48 Wall Street, 27th Floor

New York, New York 10005

Attention: Irina Khaimova

Email: Irina.Khaimova@tmf-group.com

Tel. No.: (212) 346-9008

Facsimile No.: (212) 346-9012

with a copy to:

BMO Capital Markets Corp.

115 S. LaSalle Street, 36th Floor West

Chicago, IL 60603

Attention: Conduit Administration

Email: fundingdesk@bmo.com

Tel. No.: (312) 461-5353

Facsimile No.: (312) 461-3189

If to the Banks:

THE BANK OF NOVA SCOTIA

250 Vesey Street, 23rd Floor

New York, NY 10281

Attention: Peter Gartland

Tel. No.: (212) 225-5115

Facsimile No.: (212) 225-5274

PNC BANK, NATIONAL ASSOCIATION

Three PNC Plaza

225 Fifth Avenue

Pittsburgh, Pennsylvania 15222

Attention: William Falcon and Tony Stahley

Tel. No.: (412) 762-5442 and (412) 768-2266

Facsimile No.: (412) 762-9184

Emails:	ralph.stahley@pnc.com
pncconduitgroup@pnc.com

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH

~~1251~~1221 Avenue of the Americas

New York, NY 10020

Attention: Nicolas Mounier / ~~Van Dusenbury / Ayaka~~

~~Ishikawa~~Christopher Pohl/ Robyn Carmel

Tel. No.: (212) 782-5980 / (212) 782-~~6964~~4911 / (212) 782-~~6986~~4132

Facsimile No.: (212) 782-6448

Emails:	securitization_reporting@us.mufg.jp
~~vdusenbury~~cpohl@us.mufg.jp

SUNTRUST BANK

3333 Peachtree Road, NE

10th Floor East

Atlanta, Georgia 30326

Attention:    Jason Meyer

Tel. No.: (404) 926-5505

Facsimile No.: (404) 926-5100

BANK OF MONTREAL

115 S. LaSalle Street

25th Floor West

Chicago, Illinois 60603

Attention: Karen Louie

Tel. No.: (312) 293-4410

Facsimile No.: (312) 293-4948

Emails:	karen.louie@bmo.com
Lpg.securitization@bmo.com

SECTION 7.03. Assignability.

(a) This Agreement and the Investors’ rights and obligations herein (including ownership of each Receivable Interest in the Pool Receivables) shall be assignable by participation or otherwise in whole or in part by the Investors and their successors and assigns with the prior written consent of the Seller, which consent shall not be unreasonably withheld or delayed; provided, however, that the Seller’s consent shall not be required for any assignment or participation from an Investor pursuant to the terms of its applicable liquidity agreement. Each assignor of a Receivable Interest in the Pool Receivables or any interest therein shall notify the applicable Purchaser Agent, the Administrative Agent and the Seller of any such assignment. Each assignor of a Receivable Interest in the Pool Receivables may, in connection with the assignment or participation, disclose to the assignee or participant any information relating to the Seller or the Receivables that was furnished to such assignor by or on behalf of the Seller or by the Administrative Agent and the related Purchaser Agent; provided that prior to any such disclosure, the assignee or participant agrees to preserve the confidentiality of any confidential information relating to the Seller received by it from any of the foregoing entities on terms substantially similar to those set forth in Section 7.06.

(b) Each Bank may assign, with the prior written consent of the Seller, which consent shall not be unreasonably withheld or delayed, to any Eligible Assignee or to any other Bank all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Bank Commitment and any Receivable Interests in the Pool Receivables or interests therein owned by it). The parties to each such assignment shall execute and deliver to the Administrative Agent and the related Purchaser Agent for each such party an Assignment and Acceptance. In addition, each Bank or any of its respective Affiliates may assign any of its rights (including, without limitation, rights to payment of Capital and Yield) under this Agreement to any Federal Reserve Bank without notice to or consent of the Seller, the Administrative Agent or the Purchaser Agent.

(c) Subject to the prior written consent of the Seller, which consent shall not be unreasonably withheld or delayed, this Agreement and the rights and obligations of each Purchaser Agent and the Administrative Agent herein shall be assignable by each Purchaser Agent and the Administrative Agent and its successors and assigns.

(d) Any Purchaser may at any time pledge or grant a security interest in all or any portion of its rights (including, without limitation, rights to payment of Capital and Yield) under this Agreement or under any of the other Transaction Documents to its collateral agent or trustee under its commercial paper note program without notice to or consent of the Seller, the Administrative Agent or the Purchaser Agent.

(e) ~~(d)~~ Neither the Seller nor the Collection Agent may assign its rights or obligations hereunder or any interest herein without the prior written consent of the Administrative Agent and each Purchaser Agent, which consent shall not be unreasonably withheld or delayed.

(f) ~~(e)~~ Without limiting any other rights that may be available under applicable law, the rights of the Investors may be enforced through them or by their agents.

SECTION 7.04. Costs, Expenses and Taxes.

(a) In addition to the rights of indemnification granted under Section 3.01 hereof, the Seller agrees to pay on demand all reasonable and documented costs and expenses in connection with the preparation, execution, delivery and administration (including periodic auditing of Pool Receivables) of this Agreement, any asset purchase agreement or similar agreement relating to the sale or transfer of interests in Receivable Interests in the Pool

Delaware limited liability company (“Global”) or against any stockholder, employee, officer, director or incorporator of Liberty. For purposes of this Section, the term “Global” shall mean and include Global and all affiliates thereof and any employee, officer, director, incorporator, stockholder or beneficial owner of any of them; provided, however, that Liberty shall not be considered to be an affiliate of Global for purposes of this Section.

(c) No recourse shall be had for the payment of any amount owing by Gotham under this Agreement, or for the payment by Gotham of any other obligation or claim of or against Gotham arising out of or based on this Agreement, against Global or against any stockholder, employee, officer, director or incorporator of Gotham. For purposes of this Section, the term “Global” shall mean and include Global and all affiliates thereof and any employee, officer, director, incorporator, stockholder or beneficial owner of any of them; provided, however, that Gotham shall not be considered to be an affiliate of Global for purposes of this Section.

(d) No recourse shall be had for the payment of any amount owing by any other Investor that is a commercial paper conduit (including, without limitation, Fairway) under this Agreement, or for the payment by such Investor of any other obligation or claim of or against such Investor arising out of or based on this Agreement, against the Person providing independent director, member or manager services to such Investor, or against any stockholder, employee, officer, director or incorporator of such Investor. For purposes of this Section, the Person providing such independent director, member or manager services to such Investor shall include such Person and all affiliates thereof and any employee, officer, director, incorporator, stockholder or beneficial owner of any of them; provided, however, that such Investor shall not be considered to be an affiliate of such Person for purposes of this Section.

SECTION 7.15. Amendment and Restatement; Acknowledgement.

(a) Each of the parties hereto acknowledges that the amendment and restatement of the Existing Agreement on the terms and conditions set forth herein shall not in any way affect any sales, transfers, assignments or security interest grants effected pursuant to the Existing Agreement or any representations, warranties or covenants made by the Seller or the Collection Agent with respect to such sales, transfers, assignments or security interest grants, any indemnities made by the Seller or by the Collection Agent, or any rights or remedies of the Administrative Agent, the Purchaser Agents, the Banks, the Purchasers or any other Indemnified Party with respect thereto. Each of the parties hereto confirms all sales, transfers, assignments and security interests effected pursuant to the Existing Agreement.

(b) The Seller hereby confirms and agrees that all Capital and all other obligations of the Seller outstanding under the Existing Agreement immediately prior to the amendment and restatement thereof as contemplated hereby shall, unless and until paid, continue to remain outstanding under this Agreement. The Investors hereby acknowledge that, after giving effect to the amendment and restatement of the Existing Agreement on the terms and conditions set forth herein, as a result of the revised Bank Commitments of each Bank, the aggregate outstanding Capital of each Investor as of the date hereof may either exceed or be less than such Investor’s ratable share of the aggregate outstanding Capital of all Investors as of such time (based on the applicable Bank’s Percentage). Accordingly, each Investor which holds

EXHIBIT I

DEFINITIONS

As used in the Agreement (including its Exhibits and Annexes), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Administrative Agent” means Scotia Capital, in its capacity as administrative agent for the Purchasers and the Banks, or any successor administrative agent.

“Administrative Agent’s Account” means the special account (account name: United Rentals Receivable, LLC II; account number: 03454-15) of the Administrative Agent maintained at the office of The Bank of Nova Scotia – NY, ABA 026002532.

“Adverse Claim” means a lien, security interest or other charge or encumbrance, or any other type of preferential arrangement, but shall not include the liens in favor of the Seller or Administrative Agent.

“Affected Person” has the meaning specified in Section 1.08(a).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person.

“Affiliated Obligor” means any Obligor that is an Affiliate of another Obligor.

“Aged Receivables Ratio” means the percentage equivalent of a fraction, computed as of the last day of each calendar month, obtained by dividing (a) the sum of (i) the Outstanding Balance of Pool Receivables that were 151 to 180 days past their Invoice Date (or, in the case of Extended Term Receivables, that were 211 to 240 days past their Invoice Date ) as of the last day of such month, excluding Pool Receivables that have been written off at any time after the date on which they were 150 days past their Invoice Date (or, in the case of Extended Term Receivables, at any time after the date on which they were 210 days past their Invoice Date), (ii) (without duplication of any amounts included in clause (i) or (iii)) the Outstanding Balance of Pool Receivables that were less than 181 days past their Invoice Date (or, in the case of Extended Term Receivables, that were less than 241 days past their Invoice Date) as of the last day of such month and that, consistent with the Credit and Collection Policy, were written off as uncollectible during such month ~~(excluding write-offs of United Rentals General Account numbered “6661xxx”)~~, and (iii) (without duplication of any amounts included in clause (i) or (ii)) the Outstanding Balance of Pool Receivables that were less than 151 days past their Invoice Date (or, in the case of Extended Term Receivables, that were less than 211 days past their Invoice Date ) as of the last day of such month, as to which the Obligor thereof or any other Person obligated thereon or owning any Related Security in respect thereof has taken any action, or suffered any event to occur, of the type described in paragraph (g) of Exhibit V, by (b) the aggregate dollar amount of all Pool Receivables created during the month ended five months prior to the most recent month-end.

(e) For BMO, Fairway and each other ~~Investor for which the BMO Purchaser Agent acts as Purchaser Agent~~Bank for Fairway, on any date, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the higher of:

(i) the rate of interest determined by BMO in Chicago, Illinois, from time to time in its sole discretion, as its prime commercial lending rate (which rate is not necessarily the lowest rate that BMO charges any corporate customer); and

(ii) the Federal Funds Rate plus 0.50% per annum.

“Assignee Rate” for any Fixed Period for any Receivable Interest in the Pool Receivables means an interest rate per annum equal to the applicable percentage per annum (set forth in the Fee Agreements) above the Eurodollar Rate (Reserve Adjusted) for such Fixed Period; provided, however, that in the case of:

(a) any Fixed Period with respect to which an Investor or Bank shall have notified its Purchaser Agent that:

(i) the introduction of or any change in or in the interpretation of any applicable law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Investor or Bank to fund such Receivable Interest in the Pool Receivables at the rate set forth above (and such Investor or Bank shall not have subsequently notified its Purchaser Agent that such circumstances no longer exist),

(ii) dollar deposits in the relevant amounts and for the relevant Fixed Period are not available,

(iii) adequate and reasonable means do not exist for ascertaining the Eurodollar Rate (Reserve Adjusted) for the relevant Fixed Period, or

(iv) the Eurodollar Rate (Reserve Adjusted) determined pursuant hereto does not accurately reflect the cost to the Investors or the Banks (as conclusively determined by the related Purchaser Agent) of maintaining Receivable Interests during such Fixed Period,

(b) other than with respect to a Fixed Period for ST, PNC or BMO (in their respective capacities as a Bank), any Fixed Period of one to and including 29 days (other than a Fixed Period that corresponds to the month of February or that begins on a day in the month of February and runs to the numerically corresponding day of the following month),

(c) other than with respect to a Fixed Period for ST, PNC or BMO (in their respective capacities as a Bank), any Fixed Period as to which the related Purchaser Agent does not receive notice, by no later than 12:00 noon (New York City time) on the third Business Day preceding the first day of such Fixed Period, that the related Receivable Interest will not be funded by issuance of commercial paper, or

(d) any Fixed Period for a Receivable Interest the Capital of which allocated to the Investors or Banks is less than $500,000, the “Assignee Rate” for each such Fixed Period shall be an interest rate per annum equal to the Alternate Base Rate in effect on the first day of such Fixed Period; provided further that after the occurrence and during the continuation of an Event of Termination, the “Assignee Rate” for each Fixed Period shall be an interest rate per annum equal to 2% plus the Alternate Base Rate in effect on the first day of such Fixed Period.

“Assignment and Acceptance” means an assignment and acceptance agreement entered into by a Bank and an Eligible Assignee and approved by the related Purchaser Agent(s) for such Bank and for such Eligible Assignee, pursuant to which such Eligible Assignee may become a party to the Agreement as a Bank or a Purchaser.

“Bank Commitment” of any Bank means, (a) with respect to Scotia Capital, $250,000,000, or such amount as increased or reduced by any Assignment and Acceptance entered into with other Banks; (b) with respect to PNC, $100,000,000, or such amount as increased or reduced by any Assignment and Acceptance entered into with other Banks, (c) with respect to BTMU, $100,000,000, or such amount as increased or reduced by any Assignment and Acceptance entered into with other Banks, (d) with respect to ST, $75,000,000, or such amount as increased or reduced by any Assignment and Acceptance entered into with other Banks; (e) with respect to BMO, $100,000,000, or such amount as increased or reduced by any Assignment and Acceptance entered into with other Banks; or (f) with respect to a Bank that has entered into an Assignment and Acceptance, the amount set forth therein as such Bank’s Bank Commitment, in each case as such amount may be increased or reduced by an Assignment and Acceptance entered into between such Bank and an Eligible Assignee, and as may be further reduced (or terminated) pursuant to the next sentence. Any reduction (or termination) of the Purchase Limit pursuant to the terms of the Agreement shall reduce ratably (or terminate) each Bank’s Bank Commitment.

“Banks” means each of Scotia Capital, PNC, BTMU, ST and BMO and each respective Eligible Assignee that shall become a party to the Agreement pursuant to Section 7.03.

“BMO” has the meaning as set forth in the preamble to this Agreement and its successors and assigns.

“BMO Fee Agreement” means the separate fee agreement, dated on or about September 1, 2015, pertaining to fees among the Seller and BMO as ~~BMO~~Fairway Purchaser Agent, as the same may be amended or restated from time to time.

~~“BMO Purchaser Agent” means BMO and its successors and assigns.~~

“Broken Funding Costs” means for any Receivable Interest that is accruing Yield based on the Eurodollar Rate or the Investor Rate that is reduced, assigned or terminated prior to the date on which it was originally scheduled to end, an amount equal to the excess, if any, of (A) the Yield that would have accrued during the remainder of the tranche periods determined by the applicable Purchaser Agent to relate to such Receivable Interest (as applicable) subsequent to the

“Commitment Termination Date” means the earliest of (a) August ~~30, 2016~~29, 2017 (or the date so extended, or otherwise modified in a written agreement pursuant to Section 1.13) (b) the Facility Termination Date, (c) the date determined pursuant to Section 2.02, and (d) the date the Purchase Limit reduces to zero.

“Concentration Percentage” for any Obligor means at any time 2%; provided that in the case of an Obligor with any Affiliated Obligor, the Concentration Percentage shall be calculated, to the extent practicable, as if such Obligor and such Affiliated Obligor are one Obligor.

“Contract” means with respect to any Receivable, an agreement between the Originator and any Obligor, pursuant to or under which such Obligor shall be obligated to pay for goods or services from time to time.

“Contractual Dilution Amount” means, on any date of determination, an amount equal to the sum of (a) the aggregate amount of all contractual early pay discounts then available to be applied by all Obligors with respect to the Outstanding Balance of any Pool Receivable at such time (whether or not payment for any such Pool Receivable has been made at such time), plus (b) the aggregate amount of volume rebates that have accrued for the prior fiscal years of the Originator but have not yet been paid, plus (c) the aggregate amount of volume rebates that have been accrued by the Originator for the current fiscal year as of the end of the month in which such date of determination occurs (based on the Originator’s most recent good faith estimate of Receivables to be generated in such fiscal year), plus (d) the product of (x) 1.5 times (y) the aggregate amount of volume rebates that have been estimated in good faith (based on the Originator’s most recent good faith estimate of Receivables to be generated in such fiscal year) by the Originator to accrue for the month immediately following the month in which such date of determination occurs. For purposes of the foregoing clauses (b) through (d), the volume rebates shall be estimated, calculated and accrued in a manner consistent with generally accepted accounting principles.

“Controlled Account” means a deposit account maintained at the Controlled Account Bank for the purpose of receiving deposited Collections.

“Controlled Account Agreement” means an agreement between the Administrative Agent, United Rentals, the Seller and each Controlled Account Bank reasonably acceptable to the Administrative Agent; provided that the Controlled Account Agreements entered into (and as amended) on or prior to the date hereof shall be deemed to be reasonably acceptable to the Administrative Agent.

“Controlled Account Bank” means the bank or other financial institution holding the Controlled Account.

“Credit Agreement” means the Second Amended and Restated Credit Agreement, dated as of March 31, ~~2015,~~2015 (as amended by Amendment No. 1 to Second Amended and Restated Credit Agreement, dated as of June 8, 2016), by and among the financial institutions named therein, as the Lenders, Bank of America, N.A., as Agent, U.S. Swingline Lender and U.S. Letter of Credit Issuer, Bank of America, N.A. (acting through its Canada Branch), as

Canadian Swingline Lender and Canadian Letter of Credit Issuer, United Rentals (North America), Inc. and certain of its Subsidiaries, as the U.S. Borrowers, United Rentals, Inc. and certain of its Subsidiaries, as the Guarantors, United Rentals of Canada, Inc., as the Canadian Borrower, United Rentals Financing Limited Partnership, as the Specified Loan Borrower, and certain other parties thereto, as the same may, from time to time, be further amended, waived, modified, supplemented or replaced but only to the extent that the Purchaser Agents approve such amendment, waiver, modification or supplement for the purposes of incorporation of such amendment, waiver, modification, supplement or replacement herein.

“Credit and Collection Policy” means those receivables credit and collection policies and practices of the Seller in effect on the date of the Agreement and described in Annex C hereto, as modified in compliance with the Agreement.

“Daily Report” means a report, in substantially the form of Annex G-2 hereto, furnished by the Collection Agent to the Administrative Agent and to each Purchaser Agent as required pursuant to Article IV of the Agreement.

“Daily Report Trigger Event” means that the Senior Secured Indebtedness Leverage Ratio is greater than 2.25 to 1 on any day.

“Days Sales Outstanding” means the product of (a) the number of days in the month most recently ended and (b) the amount obtained by dividing (i) the Outstanding Balance of Pool Receivables billed during such month by (ii) the aggregate dollar amount of Receivables created and billed for such month.

“Debt” means “Indebtedness”, as defined in the Credit Agreement.

“Default Ratio” means the percentage equivalent of a fraction, computed as of the last day of each calendar month, obtained by dividing (a) the aggregate Outstanding Balance of all Pool Receivables that were Defaulted Receivables on the last day of each such month or that would have been Defaulted Receivables on such day had they not been written off the books of the Originator or the Seller during such month by (b) the aggregate Outstanding Balance of all Pool Receivables on such day.

“Defaulted Receivable” means a Receivable:

(a) as to which any payment or part thereof remains unpaid for 151 or more days after the Invoice Date for such payment (or, in the case of Extended Term Receivables, as to which any payment or part thereof remains unpaid for 211 or more days after the Invoice Date for such payment);

(b) as to which the Obligor thereof or any other Person obligated thereon or owning any Related Security in respect thereof has taken any action, or suffered any event to occur, of the type described in paragraph (g) of Exhibit V; or

(c) that, consistent with the Credit and Collection Policy, would be written off as uncollectible.

“Eligible Extended Term Receivable” means any Eligible Receivable that is an Extended Term Receivable that is less than 181 days past its Invoice Date.

“Eligible Receivable” means, at the relevant time of determination, a Receivable or an ENB Receivable, as applicable:

(a) the Obligor of which (i) if a natural person, is a resident of the United States or, if a corporation or other business organization, is organized under the laws of the United States or any political subdivision thereof and has its chief executive office in the United States; (ii) is not an Affiliate of the Originator or the Seller; and (iii) to the knowledge of Seller, is not the subject of sanctions administered or enforced by the U.S. government under any Sanctions Laws.

(b) the Obligor of which has not taken any action, or suffered any event to occur, of the type described in paragraph (g) of Exhibit V;

(c) the Obligor of which, at the time of the initial creation of an interest therein under the Agreement, is a Designated Obligor;

(d) that is not a Defaulted Receivable or a Delinquent Receivable ~~or from a “6661 account” or a “7771 account”~~;

(e) that, according to the Contract related thereto, is required to be paid in full within 30 days of the original billing date therefor (or with respect to an ENB Receivable or Extended Term Receivable, in accordance with the payment terms of the related Contract);

(f) that is an “account” within the meaning of the UCC (or, with respect to an ENB Receivable, an account or payment intangible) of the applicable jurisdictions governing the perfection of the interest created by a Receivable Interest;

(g) that is denominated and payable in United States dollars in the United States;

(h) that arises under a Contract that:

(i) does not require the Obligor thereunder to consent to the transfer, sale or assignment of the rights and duties of the Seller or the Originator thereunder;

(ii) is substantially in the form of contract or the form of invoice (in the case of any open account agreement) previously approved by the Purchaser Agents;

(iii) together with such Receivable, is in full force and effect, constitutes the legal, valid and binding obligation of the Obligor of such Receivable to pay a determinable amount and is not subject to any dispute, offset, counterclaim or defense whatsoever (except the potential discharge in bankruptcy of such Obligor) and for which neither the Originator thereof, the Seller nor the Collection Agent has established any offset arrangements with the related Obligor, except for any offset that may arise as a Collection Agent’s Credit and Collection Policy, and (ii) a Collection Account has been established or exists into which payments on such receivables will be made;

(q) that following the occurrence of an Event of Termination, is not a Receivable, the Obligor of which is a Government Obligor, unless the Federal Assignment of Claims Act and each similar applicable law is being fully complied with in respect of the Receivables owed by such Obligor;

(r) the transfer, sale or assignment of which does not contravene any applicable law, rule or regulation;

(s) solely with respect to ENB Receivables, the ENB Receivable Conditions are satisfied; and

(t) that is not ~~(x)~~ an Equipment Sale Receivable ~~or (y) an Excluded Receivable~~.

“ENB Receivable” means the U.S. dollar denominated indebtedness of any Obligor resulting from the provision or sale of goods or services (including, without limitation, the lease or rental of goods) to such Obligor by the Originator under a Contract generated by the Originator in the ordinary course of its business for which all actions required to be performed by the Originator have been performed (except for the presentment by the Originator of an invoice to the Obligor), and includes the right to payment of any sales tax, interest or finance charges and other obligations of such Obligor with respect thereto, which Receivable has been acquired or purported to be acquired by the Seller by purchase or by capital contribution pursuant to the Purchase Agreement; provided, that “ENB Receivable” shall not include any Excluded Receivables.

“ENB Receivable Conditions” means with respect to an ENB Receivable being treated as an Eligible Receivable, the satisfaction of either of the following conditions: (a) the Senior Secured Indebtedness Leverage Ratio shall not exceed 1.25 to 1.0; or (b) the Collection Agent maintains at least $50,000,000 in availability under the Credit Agreement.

“Equipment Sale Receivable” means any receivable or other indebtedness owing to the Originator, that but for clause (i) of the proviso to the definition of “Receivable” would constitute a Receivable hereunder, in respect of the sale of tangible personal property which such Originator uses productively in its trade or business or holds for investment, unless such property is ineligible to become Relinquished Property (as such term is defined in the Master Exchange Agreement).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Rate” means:

(a) for any Fixed Period other than any Fixed Period for any Receivable Interest in the Pool Receivables held by ST, PNC or BMO (in their respective capacities as a Bank), an interest rate per annum (expressed as a decimal and rounded upwards, if necessary, to the nearest one hundredth of a percentage point) equal to the offered rate per annum for deposits in U.S. dollars in a principal amount of not less than $1,000,000 for such Fixed Period as of 11:00 A.M., London time, two Business Days before the first day of such Fixed Period, which appears on display designated on page “LIBOR01” on Reuters Money 3000 Services (or such other page as may replace the LIBOR01 page on that service) or such services displaying the London interbank offered rate for deposits in Dollars as may replace Reuters Money 3000 Service (the “Reuters Screen LIBOR01 Page”); provided that, if more than one rate is specified on Reuters Screen LIBOR01 Page, the applicable rate shall be the arithmetic mean of all such rates; provided further that if on any Business Day that the Eurodollar Rate is to be determined any Purchaser Agent shall have determined (which determination shall be conclusive and binding upon the parties hereto), by reason of circumstances affecting the interbank Eurodollar market, either that: (a) dollar deposits in the relevant amounts and for the relevant Settlement Period are not available, or (b) adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Settlement Period, the Administrative Agent will request the principal London office of Scotia Capital (the “Eurodollar Reference Bank”), to provide the Administrative Agent with its quotation at approximately 11:00 A.M., London time, on such date of the rate per annum it offers to prime banks in the London interbank market for deposits in U.S. dollars for the requested Fixed Period in an amount substantially equal to the Capital associated with such Fixed Period; if the Eurodollar Reference Bank does not furnish timely information to the Administrative Agent for determining the Eurodollar Rate, then the Eurodollar Rate shall be considered to be the Alternate Base Rate for such Fixed Period; and

(b) for any Fixed Period for any Receivable Interest in the Pool Receivables held by ST, PNC or BMO (in their respective capacities as a Bank), on any date of determination during such Fixed Period, an interest rate per annum (expressed as a decimal and rounded upwards, if necessary, to the nearest one hundredth of a percentage point) equal to the one-month “Eurodollar Rate” for deposits in dollars as reported on Reuters Screen LIBOR01 Page or on any successor or substitute page of such service, or any successor or substitute for such service, for the purpose of displaying offered rates of leading banks for London interbank deposits in United States dollars, as of 11:00 a.m. (London time) on such date, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the ST Purchaser Agent (with respect to any Receivable Interest in the Pool Receivables held by ST), the PNC Purchaser Agent (with respect to any Receivable Interest in the Pool Receivables held by PNC) or the ~~BMO~~Fairway Purchaser Agent (with respect to any Receivable Interest in the Pool Receivables held directly by BMO in its capacity as a Bank) from another recognized source for interbank quotation), in each case, changing when and as such rate changes.

Notwithstanding anything in this definition to the contrary, in no event shall the Eurodollar Rate be less than zero for purposes of this Agreement or any other Transaction Document.

“Eurodollar Rate (Reserve Adjusted)” for any Investor or Bank for any Fixed Period means the rate (expressed as a decimal rounded upwards, if necessary, to the nearest one hundredth of a percentage point) determined pursuant to the following formula:

Eurodollar Rate (Reserve Adjusted) =	Eurodollar Rate
1 - Eurodollar Reserve Percentage

“Eurodollar Reserve Percentage” means, relative to each Fixed Period, a percentage (expressed as a decimal) applicable two Business Days before the first day of such Fixed Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) (or if more than one such percentage shall be applicable, the daily average of such percentages for those days in such Fixed Period during which any such percentage shall be so applicable) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Investor or Bank with respect to Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Liabilities is determined) having a term comparable to such Fixed Period.

“Event of Termination” has the meaning specified in Exhibit V.

“Excluded Receivables” means each of the following: (a) each receivable from a “6661 account” or a “7771 account” or other account with an account number that the Collection Agent or the Seller has notified the Administrative Agent in writing is used solely to track non-account customer accounts receivable and (b) the indebtedness of each Person identified as an excluded obligor in a side letter among the Seller, the Originator, the Collection Agent, the Administrative Agent and each Purchaser Agent, as such side letter may be amended from time to time at the request of the Seller, the Originator and the Collection Agent and with the written consent of the Administrative Agent (acting on the instruction of each Purchaser Agent).

“Excluded Taxes” has the meaning specified in Section 7.04(d).

“Existing Agreement” has the meaning as set forth in the preamble to this Agreement.

“Extended Term Receivable” means the U.S. dollar denominated indebtedness of any Obligor resulting from the provision, lease or sale of goods or services to such Obligor by the Originator under a Contract generated by the Originator in the ordinary course of its business (except that the stated repayment term is greater than 30 days but not more than 90 days) for which all actions required to be performed by the Originator have been performed, and includes the right to payment of any sales tax, interest or finance charges and other obligations of such Obligor with respect thereto, which Receivable has been acquired or purported to be acquired by the Seller by purchase or by capital contribution pursuant to the Purchase Agreement; provided that “Extended Term Receivable” shall not include (x) any Equipment Sale Receivables or (y) any Excluded Receivables.

“Facility Termination Date” means the earliest of (a) August ~~30, 2016,~~29, 2017, (b) the date determined pursuant to Section 2.02, (c) the date the Purchase Limit is reduced to zero pursuant to Section 1.01(b) or (d) the date upon which the Credit Agreement is terminated in connection with an Event of Default thereunder.

“Fairway” has the meaning as set forth in the preamble to this Agreement.

“Fairway Purchaser Agent” means BMO and its successors and assigns.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Assignment of Claims Act” means the Assignment of Claims Act of 1940, 31 U.S.C. § 3727 and 41 U.S.C. § 15, as amended from time to time.

“Federal Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. § § 101 et seq.

“Federal Funds Rate” means, with respect to any day, the rate set forth in H.15(519) for that day opposite the caption “Federal Funds (Effective).” If on any date of determination, such rate is not published in H.15(519), such rate will be the rate set forth in Composite 3:30 P.M. Quotations for U.S. Government Securities for that day under the caption “Federal Funds/Effective Rate.” If on any date of determination, the appropriate rate is not published in either H.15(519) or Composite 3:30 P.M. Quotations for U.S. Government Securities, such rate will be the arithmetic mean of the rates for the last transaction in overnight federal funds arranged by three leading brokers of federal funds transactions in New York City prior to 9:00 a.m., New York City time, on that day.

“Fee Agreement” means the Scotia Capital Fee Agreement, the PNC Fee Agreement, the BTMU Fee Agreement, the ST Fee Agreement or the BMO Fee Agreement.

“Fitch” means Fitch, Inc.

“Fixed Charge Coverage Ratio” has the meaning specified in the Credit Agreement.

“Fixed Period” means with respect to any Receivable Interest in the Pool Receivables:

(a) initially the period commencing on the date of purchase of such Receivable Interest and ending (i) on the last day of the same calendar month as such date of purchase, or (ii) other than with respect to any Receivable Interest in the Pool Receivables held by ST, PNC or BMO (in their respective capacities as a Bank), such other number of days as the Seller shall select and the related Purchaser Agent shall approve pursuant to Section 1.02, up to 31 days from such date; and

(b) thereafter (i) a period of one month commencing on the last day of the immediately preceding Fixed Period for such Receivable Interest (which period shall correspond to a calendar month in the case of any Receivable Interest in the Pool Receivables held by ST, PNC or BMO (in their respective capacities as a Bank)) or (ii) other than with respect to any

Receivable Interest in the Pool Receivables held by ST, PNC or BMO (in their respective capacities as a Bank), such other period commencing on the last day of the immediately preceding Fixed Period for such Receivable Interest and ending such number of days (not to exceed 31 days) as the Seller shall select and the related Purchaser Agent shall approve on notice by the Seller received by the related Purchaser Agent (including notice by telephone, confirmed in writing) not later than 11:00 A.M. (New York City time) on such last day;

provided that

(i) the Fixed Period with respect to Pooled Commercial Paper shall be the immediately preceding calendar month;

(ii) any Fixed Period in respect of which Yield is computed by reference to the Assignee Rate shall be (x) other than with respect to any Receivable Interest in the Pool Receivables held by ST, PNC or BMO (in their respective capacities as a Bank), a period from one to and including 29 days, or a period of one month, as the Seller may select as provided above, and (y) with respect to any Receivable Interest in the Pool Receivables held by ST, PNC or BMO (in their respective capacities as a Bank), a period of one month which shall correspond to a calendar month;

(iii) any Fixed Period (other than of one day) that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day (provided, however, that if Yield in respect of such Fixed Period is calculated by reference to the Eurodollar Rate (other than with respect to any Receivable Interest in the Pool Receivables held by ST, PNC or BMO (in their respective capacities as a Bank)), and such Fixed Period would otherwise end on a day that is not a Business Day, and there is no subsequent Business Day in the same calendar month as such day, such Fixed Period shall end on the next preceding Business Day);

(iv) in the case of any Fixed Period of one day, (x) if such Fixed Period is the initial Fixed Period for a Receivable Interest in the Pool Receivables, such Fixed Period shall be the day of purchase of such Receivable Interest in the Pool Receivables; (y) any subsequently occurring Fixed Period that is one day shall, if the immediately preceding Fixed Period is more than one day, be the last day of such immediately preceding Fixed Period, and, if the immediately preceding Fixed Period is one day, be the day next following such immediately preceding Fixed Period; and (z) if such Fixed Period occurs on a day immediately preceding a day that is not a Business Day, such Fixed Period shall be extended to the next succeeding Business Day; and

(v) in the case of any Fixed Period for any Receivable Interest in the Pool Receivables that commences before the Termination Date for such Receivable Interest and would otherwise end on a date occurring after such Termination Date, such Fixed Period shall end on such Termination Date and the duration of each Fixed Period that commences on or after the Termination Date for such Receivable Interest shall be of such duration as shall be selected by the related Purchaser Agent.

“Former Deal Documents” means the Amended and Restated Receivables Purchase Agreement, dated as of June 26, 2001, among the Seller, United Rentals, the issuers party thereto, the banks party thereto and Calyon New York Branch, as Agent, and the documents executed in connection therewith, and the Receivables Purchase Agreement, dated as of June 17, 2003, by and among the Seller, the Collection Agent, the entities from time to time parties thereto as Conduit Investors, the entities from time to time parties thereto as Committed Investors, the entities from time to time party hereto as agents for the Investor Groups, the entities from time to time parties thereto as Administrators and Deutsche Bank Securities, Inc., as the administrative agent.

“Global” has the meaning specified in Section 7.14(b).

“Gotham” has the meaning as set forth in the preamble to this Agreement.

“Gotham Purchaser Agent” means BTMU and its successors and assigns.

“Government Obligor” means an Obligor that is the United States federal government or governmental subdivision or agency of the United States or a state government or governmental subdivision or agency thereof.

“Identifiable Combined Assets” means amounts received in the Collection Accounts that the Collection Agent can identify as being received in respect of (i) the sale of equipment that has been leased to the Originator and is subject to the lien of the lessor thereof, or (ii) Receivables that would, in accordance with the accounts receivable adjustment codes used by the Collection Agent, the Seller and the Originator on the date hereof, be identified on the general ledger thereof under account receivable adjustment code “N/A.”

“Incipient Event of Termination” means an event that but for notice or lapse of time or both would constitute an Event of Termination.

“Indemnified Amounts” has the meaning specified in Section 3.01 of the Agreement.

“Indemnified Party” has the meaning specified in Section 3.01 of the Agreement.

“Investor” means each of the Purchasers, Banks and all other owners by assignment or otherwise of a Receivable Interest or any interest therein and any Person that has entered into an agreement to purchase, undivided interests therein (each of which shall be an Eligible Assignee).

“Investor Rate” for any Fixed Period for any Receivable Interest means, to the extent a Purchaser funds such Receivable Interest for such Fixed Period by issuing (a) commercial paper (other than Pooled Commercial Paper), the rate (or if more than one rate, the weighted average of the rates) at which commercial paper notes of such Purchaser having a term equal to such Fixed Period and to be issued to fund such Receivable Interest may be sold by any placement agent or commercial paper dealer selected by ~~the~~ its Purchaser Agent on behalf of its Purchaser or (b) Pooled Commercial Paper, the discount of interest accrued on such Pooled Commercial Paper, plus in either case all commissions of placement agents and commercial

“PNC Fee Agreement” means the separate fee agreement, dated on or about the date hereof, pertaining to fees among the Seller and PNC as PNC Purchaser Agent, as the same may be amended or restated from time to time.

“PNC Purchaser Agent” means PNC and its successors and assigns.

“Pool Balance Dilution Ratio” means the three month rolling average of the percentage equivalent of a fraction, computed as of the last day of each calendar month, obtained by dividing (a) the aggregate Dilutions occurring during such month by (b) the aggregate Outstanding Balance of Pool Receivables as of the last day of such month.

“Pool Receivable” means a Receivable in the Receivables Pool.

“Pooled Commercial Paper” means all short-term Commercial Paper issued by a Purchaser from time to time, subject to any pooling arrangement by such Purchaser, but excluding short-term Commercial Paper issued by such Purchaser both for a tenor and in an amount specifically requested by any Person in connection with any receivables purchase facility effected by such Purchaser.

“Purchase Agreement” means the Third Amended and Restated Purchase and Contribution Agreement, dated as of the date of the Agreement, between the Originator, as seller, United Rentals, as collection agent, and United Rental Receivables LLC II, as buyer, as the same may be amended, modified or restated from time to time.

“Purchase Limit” means $625,000,000, as such amount may be reduced pursuant to Section 1.01(b). References to the unused portion of the Purchase Limit shall mean, at any time, the Purchase Limit, as then reduced pursuant to Section 1.01(b), minus the then outstanding Capital of Receivable Interests under the Agreement.

“Purchase Request” means a request, substantially in the form of Annex I hereto, delivered by the Seller pursuant to Section 1.02 of the Agreement.

“Purchaser” means (i) Liberty Street Funding LLC and any successor or assign of such Purchaser that is a receivables investment company that in the ordinary course of its business issues commercial paper or other securities to fund its acquisition and maintenance of receivables, (ii) Gotham Funding Corporation and any successor or assign of such Purchaser that is a receivables investment company that in the ordinary course of its business issues commercial paper or other securities to fund its acquisition and maintenance of receivables, ~~and~~ (iii) Fairway Finance Company, LLC and any successor or assign of such Purchaser that is a receivables investment company that in the ordinary course of its business issues commercial paper or other securities to fund its acquisition and maintenance of receivables, and (iv) any other Person that becomes a Purchaser hereunder that is a receivables investment company that in the ordinary course of its business issues commercial paper or other securities to fund its acquisition and maintenance of receivables.

“Purchaser Agent” means (i) Scotia Capital and its permitted successors and assigns as Liberty Purchaser Agent, (ii) PNC and its permitted successors and assigns as PNC Purchaser Agent, (iii) BTMU and its permitted successors and assigns as Gotham Purchaser Agent, (iv) ST and its permitted successors and assigns as ST Purchaser Agent, and (v) BMO and its permitted successors and assigns as ~~BMO~~Fairway Purchaser Agent.

“Purchaser Agent’s Account” means (i) with respect to Scotia Capital, the special account (account number ~~2158-13,~~1016733, ABA No. 026-~~002532~~002532, FFC: BNS HOUSTON – NOSCUS4H (Liberty Street Funding LLC – acct 1016733)) of Scotia Capital maintained at the office of Scotia Capital; (ii) with respect to PNC, the special account (account number 1002422076, ABA No. 043-000-096) of PNC maintained at the office of PNC; (iii) with respect to BTMU, the special account (account number 310-035-147, ABA No. 026-009-632) of BTMU maintained at the office of BTMU; (iv) with respect to ST, the special account (account number 1000022220783, ABA No. 061000104, Ref: United Rentals) of ST maintained at the office of ST; and (v) with respect to BMO, the special account (account number ~~1833201,~~254580-4, ABA No. ~~071 000 288, Attn: Specialized Deals,~~071000288, Reference: URRL II) of ~~BMO~~Fairway maintained at ~~the office of BMO~~ Harris Trust & Savings Bank ~~N.A~~.

“Qualified Intermediary” means United Rentals Exchange, LLC, a qualified intermediary as defined in Treasury Regulation Section 1.1031(k)-1(g)(4).

“Rating Agency” means Standard & Poor’s, Moody’s or Fitch, or any successor thereto.

“Receivable” means the U.S. dollar denominated indebtedness of any Obligor resulting from the provision or sale of goods or services (including, without limitation, the lease or rental of goods) to such Obligor by the Originator under a Contract generated by the Originator in the ordinary course of its business for which all actions required to be performed by the Originator have been performed (except in the case of ENB Receivables, for which the Originator will not have presented an invoice to the related Obligor), and includes the right to payment of any sales tax, interest or finance charges and other obligations of such Obligor with respect thereto, which Receivable has been acquired or purported to be acquired by the Seller by purchase or by capital contribution pursuant to the Purchase Agreement; provided that “Receivable” shall not include any (i) Equipment Sale Receivables or (ii) Excluded Receivables. For the avoidance of doubt, Receivables shall include ENB Receivables.

“Receivable Interest” means, at any date of determination, an undivided percentage ownership interest in (a) all then outstanding Pool Receivables arising prior to the time of the most recent computation or recomputation of such undivided percentage interest pursuant to Section 1.03, (b) all Related Security with respect to such Pool Receivables and (c) all Collections with respect to, and other proceeds of, such Pool Receivables and Related Security. Each undivided percentage interest shall be computed as

C + YR + LR + CAFR + DR

NRPB

where:

C	=	the Capital of each such Receivable Interest at the time of computation.

YR	=	the Yield Reserve of each such Receivable Interest at the time of computation.
LR	=	the Loss Reserve of each such Receivable Interest at the time of computation.
CAFR	=	the Collection Agent Fee Reserve of each such Receivable Interest at the time of computation.
DR	=	the Dilution Reserve of each such Receivable Interest at the time of computation.
NRPB	=	the Net Receivables Pool Balance at the time of computation.

Each Receivable Interest shall be determined from time to time pursuant to the provisions of Section 1.03.

“Receivables Pool” means at any time the aggregation of each then outstanding Receivable, payment of which is directed to one of the Collection Accounts.

“Recipient” has the meaning specified in Section 1.11.

“Refund Recipient” has the meaning specified in Section 7.04(g).

“Related Bank” means (a) with respect to Liberty and the Liberty Purchaser Agent, Scotia Capital and each Eligible Assignee that shall become a party to the Agreement as a Related Bank for Liberty and the Liberty Purchaser Agent pursuant to Section 7.03; (b) with respect to Gotham and the Gotham Purchaser Agent, BTMU and each Eligible Assignee that shall become a party to the Agreement as a Related Bank for Gotham and the Gotham Purchaser Agent pursuant to Section 7.03; (c) with respect to ~~the BMO Purchaser Agent and any Purchaser for which the BMO Purchaser Agent is the~~Fairway and the Fairway Purchaser Agent, BMO and each Eligible Assignee that shall become a party to the Agreement as a Related Bank for ~~such Purchaser~~Fairway and ~~BMO~~the Fairway Purchaser Agent pursuant to Section 7.03, (d) with respect to the PNC Purchaser Agent, PNC and each Eligible Assignee that shall become a party to the Agreement as a Related Bank for the PNC Purchaser Agent pursuant to Section 7.03, (e) with respect to the ST Purchaser Agent, ST and each Eligible Assignee that shall become a party to the Agreement as a Related Bank for the ST Purchaser Agent pursuant to Section 7.03, and (f) with respect to any other Purchaser or any Purchaser Agent, each Bank that is an Eligible Assignee identified in the Assignment and Acceptance pursuant to which such Purchaser and/or Purchaser Agent became a party to this Agreement and each Eligible Assignee that shall become a party to the Agreement as a Related Bank with respect to any such Person pursuant to Section 7.03.

“Related Security” means with respect to any Receivable all of the Seller’s interest in:

(a) any goods (including returned goods) relating to any sale giving rise to such Receivable;

(b) all security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements authorized or signed by an Obligor describing any collateral securing such Receivable;

(c) all guaranties, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise; and

(d) the Contract and all other books, records and other information (including, without limitation, computer programs, tapes, discs, punch cards, data processing software and related property and rights) relating to such Receivable and the related Obligor.

“Repurchase Date” has the meaning set forth in Section 1.12.

“Required Purchaser Agents” means at any time Purchaser Agents whose Related Banks and Purchasers hold in the aggregate Receivable Interests representing more than 66 2/3%, or, in the event no Receivable Interests are outstanding, whose Related Banks have aggregate Bank Commitments representing more than 66 2/3% of the Bank Commitments; provided, that, (i) solely for purposes of this definition, the Receivable Interests and Bank Commitment for the Related Bank and Purchasers of any Purchaser Agent whose Related Bank is a Defaulting Bank shall be zero for so long as such Bank remains a Defaulting Bank and (ii) solely for purposes of determining the Required Purchaser Agents for the waiver of the occurrence of a Liquidation Day under Section 1.04(b), the Receivable Interests held by any Bank that is a Delaying Bank at such time shall be zero until such time that Collections are applied in full under item “first” contained in the proviso at the end of Section 1.04(c)(x)(iii).

“Reserve Dilution Ratio” means the percentage equivalent of a fraction, computed as of the last day of each calendar month, obtained by dividing (a) the aggregate Dilutions as of the last day of such month by (b) the aggregate amount of newly generated Receivables during the two months prior to such month.

“Response Deadline” has the meaning set forth in Section 1.13(a).

“Responsible Officers” means the President, any Vice President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer, legal counsel, or any other executive or financial officer of the Seller, the Collection Agent or the Originator.

“Sanctions Laws” means any law relating to trade or economic sanctions or anti-terrorism, including any law administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (OFAC), U.S. Department of State or other relevant sanctions authority of the United States or Canada.

EXHIBIT II

CONDITIONS OF PURCHASES

1. Conditions Precedent to Initial Purchase. The initial purchase of a Receivable Interest in the Pool Receivables under this Third Amended and Restated Agreement is subject to the conditions precedent that the Administrative Agent and each Purchaser Agent shall have received on or before the date of such purchase the following, each (unless otherwise indicated) dated such date, in form and substance satisfactory to the Administrative Agent and each Purchaser Agent:

(a) A certificate of the Secretary or Assistant Secretary of the Seller and the Originator certifying (i) copies of the resolutions of the Board of Directors of the Seller and the Originator approving the applicable Transaction Documents, (ii) copies of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the Transaction Documents, (iii) the by-laws of the Seller and the Originator and (iv) the names and true signatures of the officers of the Seller and the Originator authorized to sign the Transaction Documents to be signed by it hereunder. Until the Administrative Agent and each Purchaser Agent receives a subsequent incumbency certificate from the Seller or the Originator, as the case may be, the Administrative Agent and each Purchaser Agent shall be entitled to rely on the last such certificate delivered to it by the Seller or the Originator.

(b) A certificate of the Secretary or Assistant Secretary of the Parent certifying (i) copies of the resolutions (if required) of the Board of Directors of the Parent approving the Performance Undertaking Agreement, (ii) copies of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the Performance Undertaking Agreement and (iii) the names and true signatures of the officers thereof authorized to sign the Performance Undertaking Agreement.

(c) A copy of the certificate of formation or articles of incorporation of the Seller, certified as of a recent date by the Secretary of State or other appropriate official of the state of its organization, and a certificate as to the good standing of the Seller from such Secretary of State or other official, dated as of a recent date.

(d) Acknowledgment copies or time stamped receipt copies of proper financing statement amendments and assignments, duly filed on or before the date of such initial purchase under the UCC of all relevant jurisdictions necessary to perfect the ownership and security interests contemplated by the Agreement and the Purchase Agreement.

(e) Acknowledgment copies, or time stamped receipt copies of proper financing statements, if any, necessary to release all security interests and other rights of any Person in the Collateral previously granted by the Seller or the Originator.

(f) Evidence of payment by the Seller of all accrued and unpaid fees (including those contemplated by the Fee Agreements), costs and expenses to the extent then due and payable on the date thereof, including any such costs, fees and expenses arising under or referenced in Section 7.04(b) of the Agreement and the Fee Agreements.

II-1

EXHIBIT III

REPRESENTATIONS AND WARRANTIES

The Seller represents and warrants as follows:

(a) The Seller is a limited liability company duly formed, validly existing and in good standing under the laws of Delaware, and is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.

(b) The execution, delivery and performance by the Seller of each Transaction Document to which it is a party (i) are within the Seller’s limited liability company powers, (ii) have been duly authorized by all necessary ~~corporate~~limited liability company action, (iii) do not contravene (1) the Seller’s certificate of formation and limited liability company agreement, (2) any law, rule or regulation applicable to the Seller, (3) any contractual restriction binding on or affecting the Seller or its property, the violation of which could reasonably be expected to have a Material Adverse Effect on the collectibility of any Pool Receivable or a Material Adverse Effect on Seller or (4) any order, writ, judgment, award, injunction or decree binding on or affecting the Seller or its property, and (iv) do not result in or require the creation of any Adverse Claim upon or with respect to any of its properties (except for the interest created pursuant to the Agreement). Each of the Transaction Documents to which it is a party has been duly executed and delivered by a duly authorized officer of the Seller.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Seller of the Transaction Documents to which it is a party, except for the filing of UCC financing statements that are referred to therein other than those which have been obtained; provided that the right of any assignee of a Receivable the obligor of which is a Government Obligor to enforce such Receivable directly against such obligor may be restricted by the Federal Assignment of Claims Act or any similar applicable law to the extent the Originator thereof or the Seller shall not have complied with the applicable provisions of any such law in connection with the assignment or subsequent reassignment of any such Receivable.

(d) Each of the Transaction Documents to which it is a party constitutes the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(e) The consolidated balance sheets of United Rentals and its Subsidiaries as at the end of its most recent fiscal year, and the related consolidated statements of income and retained earnings of United Rentals and its Subsidiaries for such fiscal year, copies of which have been furnished to the Administrative Agent and each Purchaser Agent, fairly present in all material respects the consolidated financial condition of United Rentals and its Subsidiaries as at such date and the consolidated results of the operations of United Rentals and its Subsidiaries for

III-1

EXHIBIT IV

COVENANTS OF THE SELLER

Until the latest of the Facility Termination Date, the date on which no Capital of or Yield on any Receivable Interest shall be outstanding or the date all other amounts owed by the Seller hereunder to the Investors, the Banks, the Administrative Agent or the Purchaser Agents are paid in full:

(a) Compliance with Laws, Etc.

(i) The Seller will comply in all material respects with all applicable laws, rules, regulations and orders and preserve and maintain its existence, rights, franchises, qualifications, and privileges except to the extent that the failure so to comply with such laws, rules and regulations or the failure so to preserve and maintain such existence, rights, franchises, qualifications and privileges would not materially adversely affect the collectibility of the Receivables Pool, taken as a whole, or the ability of the Seller to perform its obligations under the Transaction Documents.

(ii) The Seller will not, directly or indirectly, use the proceeds of the purchase of Receivable Interests in the Pool Receivables, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, in any manner that would result in a violation of Sanctions Laws by any Person (including any Investor).

(b) Offices, Records and Books of Account. The Seller will keep its principal place of business and chief executive office and the office where it keeps its records concerning the Pool Receivables (and all original documents relating thereto) at the address of the Seller set forth in Section 7.02 of the Agreement or, upon 30 days’ prior written notice to the Administrative Agent, at any other locations in jurisdictions where all actions reasonably requested by the Administrative Agent to protect and perfect the interest in the Collateral have been taken and completed. The Seller also will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Pool Receivables (including, without limitation, records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).

(c) Performance and Compliance with Contracts and Credit and Collection Policy. The Seller will require, at its expense, that the Originator will timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and timely and fully comply in all material respects with the Credit and Collection Policy in regard to each Pool Receivable and the related Contract.

(d) Sales, Liens, Etc. The Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim (other than any

IV-1

EXHIBIT V

EVENTS OF TERMINATION

Each of the following, unless waived in writing in accordance with Section 2.02, shall be an “Event of Termination”:

(a) A Collection Agent Default shall have occurred; or

(b) The Seller shall fail (i) to transfer or cause to be transferred to the Administrative Agent when requested any rights, pursuant to the Agreement, of the Collection Agent or (ii) to make any payment required under Section 1.04, and any such failure to transfer or pay shall remain unremedied for two (2) Business Days; or

(c) Any representation or warranty made or deemed made by the Seller (or any of its officers) pursuant to the Agreement or any other Transaction Document or any information or report delivered by the Seller pursuant to the Agreement or any other Transaction Document shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered, and such incorrectness or untruth is incapable of remedy or, if capable of remedy, is not corrected or cured within fifteen (15) days of the earlier of Seller becoming aware of such incorrectness or untruth or written notice thereof being given to the Seller by the Administrative Agent or any Purchaser Agent; or

(d) The Seller shall fail to perform or observe any other term, covenant or agreement contained in the Agreement or in any other Transaction Document on its part to be performed or observed and any such failure shall remain unremedied for ten (10) days after written notice thereof shall have been given to the Seller by the Administrative Agent or any Purchaser Agent (or, with respect to a failure to deliver any Periodic Report pursuant to the Agreement, such failure shall remain unremedied for five (5) days (with respect to a Monthly Report) or two (2) Business Days (with respect to a Daily Report or a Weekly Report) without a requirement for notice); or

(e) The Seller shall fail to pay any principal of or premium or interest on any of its Debt that is outstanding in a principal amount of at least $25,000,000 in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(f) Any purchase or any reinvestment pursuant to the Agreement shall for any reason (other than pursuant to the terms hereof) cease to create, or any Receivable Interest shall for any reason cease to be, a valid and perfected undivided percentage ownership or first priority

V-1

security interest to the extent of the pertinent Receivable Interest in each applicable Pool Receivable and the Related Security and Collections with respect thereto free and clear of any Adverse Claim (other than any Adverse Claim arising under or permitted by any Transaction Document); or the security interest created pursuant to Section 1.09 shall for any reason cease to be a valid first priority perfected security interest in the collateral security referred to in that section free and clear of any Adverse Claim (other than any Adverse Claim arising under or permitted by any Transaction Document), and such default is incapable of remedy or, if capable of remedy, (x) the value of such percentage ownership or security interest shall not exceed $25,000 and (y) such default is not corrected or cured within seven (7) days of Seller becoming aware of such default or written notice thereof being given to the Seller by the Administrative Agent or any Purchaser Agent; or

(g) The Seller shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors or file a notice of intention to make a proposal to some or all of its creditors; or any proceeding shall be instituted by or against the Seller seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Seller shall take any ~~corporate~~limited liability company action to authorize any of the actions set forth above in this paragraph (g); or

(h) As of the last day of any calendar month, either:

(i) the Default Ratio shall exceed (x) if such month is January, February, March, April or May, 10.25% or (y) if such month is any other month, 9.50%; or

(ii) the three-month rolling average of the Default Ratio shall exceed (x) if such month is January, February, March, April or May, 10.00% or (y) if such month is any other month, 9.25%; or

(iii) the Delinquency Ratio shall exceed 4.25% or the three-month rolling average of the Delinquency Ratio shall exceed 4.00%; or

(iv) the Dilution Ratio shall exceed 3.25% or the Pool Balance Dilution Ratio shall exceed 3.00%; or

(v) at any time, the Days Sales Outstanding shall exceed (x) during December, January or February, 68.5 days, or (y) during any other month, 66.5 days; or

V-2

EXHIBIT VI

COLLECTION AGENT DEFAULTS

Each of the following, unless waived in writing by the Required Purchaser Agents (other than as set forth in paragraph (e) which cannot be waived), shall be a “Collection Agent Default”:

(a) The Collection Agent (if United Rentals or any of its Affiliates is the Collection Agent) (i) shall fail to perform or observe in any material respect any term, covenant or agreement under the Agreement (other than as referred to in clause (ii) of this paragraph (a)) and such failure shall remain unremedied for two (2) Business Days or (ii) shall fail to make when due any payment or deposit to be made by it under the Transaction Documents and such failure to transfer or pay shall remain unremedied for two (2) Business Days; or

(b) The Collection Agent shall fail to transfer to the Administrative Agent when requested any rights, pursuant to the Agreement, which it then has as Collection Agent and any such failure to transfer or pay shall remain unremedied for two (2) Business Days; or

(c) Any representation or warranty made or deemed made by the Collection Agent (or any of its officers) pursuant to the Agreement or any other Transaction Document or any information or report delivered by the Collection Agent pursuant to the Agreement or any other Transaction Document shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered, and such incorrectness or untruth is incapable of remedy or, if capable of remedy, is not corrected or cured within fifteen (15) days of the earlier of the Collection Agent becoming aware of such incorrectness or untruth or written notice thereof being given to the Collection Agent by the Administrative Agent or any Purchaser Agent; or

(d) The Collection Agent shall fail to pay any principal of or premium or interest on any of its Debt that is outstanding in a principal amount of at least $25,000,000 in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(e) The Collection Agent shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors or file a notice of intention to make a proposal to some or all of its creditors; or any proceeding shall be instituted by or against the Collection Agent seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver,

VI-1

ANNEX B

CHANGED PAGES TO CONTRIBUTION AGREEMENT

CONFORMED COPY INCORPORATING

AMENDMENT NO. ~~2~~3 EFFECTIVE AS OF ~~SEPTEMBER 1, 2015~~AUGUST 30, 2016

THIRD AMENDED AND RESTATED PURCHASE AND CONTRIBUTION AGREEMENT

Dated as of September 24, 2012

between

UNITED RENTALS (NORTH AMERICA), INC.,

as Originator

UNITED RENTALS, INC.,

as Collection Agent

and

UNITED RENTALS RECEIVABLES LLC II,

as Buyer

TABLE OF CONTENTS

		Page
PRELIMINARY STATEMENTS		1

ARTICLE I DEFINITIONS		1

SECTION 1.01	Certain Defined Terms	1
SECTION 1.02	Other Terms	~~7~~8

ARTICLE II AMOUNTS AND TERMS OF PURCHASES AND CONTRIBUTIONS		8

SECTION 2.01	Facility	8
SECTION 2.02	Making Purchases	8
SECTION 2.03	Contributions	9
SECTION 2.04	Collections	9
SECTION 2.05	Settlement Procedures	~~9~~10
SECTION 2.06	Payments and Computations, Etc.	10

ARTICLE III CONDITIONS OF PURCHASES		10

SECTION 3.01	Conditions Precedent to Initial Purchase from the Originator	10
SECTION 3.02	Conditions Precedent to All Purchases and Contributions	12
SECTION 3.03	Certification as to Representation and Warranties	12

ARTICLE IV REPRESENTATIONS AND WARRANTIES		13

SECTION 4.01	Representations and Warranties of the Originator	13

ARTICLE V COVENANTS		16

SECTION 5.01	Covenants of the Originator	16
SECTION 5.02	Covenant of the Originator and the Buyer	21

ARTICLE VI ADMINISTRATION AND COLLECTION OF RECEIVABLES		22

SECTION 6.01	Designation and Responsibilities of Collection Agent	22
SECTION 6.02	Rights and Remedies	22
SECTION 6.03	Transfer of Records to Buyer	23

ARTICLE VII EVENTS OF TERMINATION		23

SECTION 7.01	Events of Termination	23

ARTICLE VIII INDEMNIFICATION		25

SECTION 8.01	Indemnities by the Originator	25

-i-

THIRD AMENDED AND RESTATED PURCHASE AND CONTRIBUTION

AGREEMENT

Dated as of September 24, 2012

UNITED RENTALS (NORTH AMERICA), INC., a Delaware corporation (f/k/a UR Merger Sub Corporation, as successor in interest to United Rentals (North America), Inc. and United Rentals Northwest, Inc.) (together with its successors and permitted assigns, the “Originator”), UNITED RENTALS, INC., a Delaware corporation, (“United Rentals”), as Collection Agent, and UNITED RENTALS RECEIVABLES LLC II, a Delaware limited liability company (the “Buyer”), agree as follows:

PRELIMINARY STATEMENTS

(1) Certain terms which are capitalized and used throughout this Agreement (in addition to those defined above) are defined in Article I of this Agreement. Capitalized terms not defined herein are used as defined in the Receivables Agreement.

(2) The Originator has Receivables that it wishes to sell to the Buyer, and the Buyer is prepared to purchase such Receivables on the terms set forth herein.

(3) The Originator may also wish to contribute Receivables to the capital of the Buyer on the terms set forth herein.

(4) The parties hereto previously entered into that certain Purchase and Contribution Agreement, dated as of May 31, 2005, amended and restated as of December 22, 2008 and further amended and restated as of September 28, 2011 (the “Existing Agreement”).

(5) The parties hereto now desire to amend and restate the Existing Agreement in its entirety as set forth herein and with the effect from the date first set forth above.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Certain Defined Terms.

As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Administrative Agent” means Scotia Capital, in its capacity as administrative agent under the Receivables Agreement for the purchasers and the banks, or any successor administrative agent appointed pursuant to the terms of the Receivables Agreement.

“Adverse Claim” means a lien, security interest, or other charge or encumbrance, or any other type of preferential arrangement.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person.

“Agreement” means this Third Amended and Restated Purchase and Contribution Agreement, dated as of September 24, 2012, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Alternate Base Rate” means, on any date, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the higher of:

(i) the rate of interest determined by Scotia Capital in New York, New York, from time to time in its sole discretion, as its prime commercial lending rate (which rate is not necessarily the lowest rate that Scotia Capital charges any corporate customer); and

(ii) the Federal Funds Rate plus 0.50% per annum.

“Banks” means BMO, BTMU, PNC, Scotia Capital and ST.

“BMO” means Bank of Montreal and its successors and assigns.

~~“BMO Harris” means BMO Harris Bank N.A.~~

“BTMU” means The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, and its successors and assigns.

“Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in New York City.

“Capital Lease” shall have the meaning set forth in the Credit Agreement.

“Collateral” shall have the meaning set forth in Section 5.02 of this Agreement.

“Collection Account” means any joint deposit accounts, lock-box account or any account into which credit card collections are deposited, which the Buyer maintains with the Qualified Intermediary for the purpose of receiving Collections.

“Collection Account Banks” means the banks or other financial institutions holding the Collection Accounts.

“Collection Agent” means at any time the Person then authorized pursuant to Section 6.01 to service, administer and collect Transferred Receivables.

“Collections” means, with respect to any Transferred Receivable, (a) all funds which are received by the Originator, the Buyer or the Collection Agent in payment of any amounts owed in respect of such Transferred Receivable (including, without limitation, purchase price, finance charges, interest and all other charges), or applied to amounts owed in respect of such Transferred Receivable (including, without limitation, insurance payments and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Obligor or any other party directly or indirectly liable for the payment of such Transferred Receivable and available to be applied thereon), (b) all Collections received as a result of a repurchase pursuant to Section 2.05 and (c) all other proceeds of such Transferred Receivable.

“Contract” means an agreement between the Originator and an Obligor, substantially in the form of one of the written contracts or (in the case of any open account agreement) one of the invoices approved by the Buyer, pursuant to or under which such Obligor shall be obligated to pay for goods or services from time to time.

“Contributed Receivable” has the meaning specified in Section 2.03.

“Controlled Account” means the deposit account maintained at the Controlled Account Bank for the purpose of receiving deposited Collections.

“Controlled Account Agreement” means an agreement between the Administrative Agent, United Rentals, the Buyer and the Controlled Account Bank reasonably acceptable to the Administrative Agent; provided, that the Controlled Account Agreement entered into (and as amended) on or prior to the date hereof shall be deemed to be reasonably acceptable to the Administrative Agent.

“Controlled Account Bank” means the bank or other financial institution holding the Controlled Account.

“Credit Agreement” means the Second Amended and Restated Credit Agreement, dated as of March 31, ~~2015,~~2015 (as amended by Amendment No. 1 to Second Amended and Restated Credit Agreement, dated as of June 8, 2016), by and among the financial institutions named therein, as the Lenders, Bank of America, N.A., as Agent, U.S. Swingline Lender and U.S. Letter of Credit Issuer, Bank of America, N.A. (acting through its Canada Branch), as Canadian Swingline Lender and Canadian Letter of Credit Issuer, United Rentals (North America), Inc. and certain of its Subsidiaries, as the U.S. Borrowers, United Rentals, Inc. and certain of its Subsidiaries, as the Guarantors, United Rentals of Canada, Inc., as the Canadian Borrower, United Rentals Financing Limited Partnership, as the Specified Loan Borrower, and certain other parties thereto, as the same may, from time to time, be further amended, waived, modified, supplemented or replaced but only to the extent that the Purchaser Agents approve such amendment, waiver, modification or supplement for the purposes of incorporation of such amendment, waiver, modification, supplement or replacement herein.

“Credit and Collection Policy” means those receivables credit and collection policies and practices of the Originator in effect on the date of this Agreement applicable to the Receivables and described in Annex A hereto, as modified in compliance with this Agreement and the Receivables Agreement.

“Debt” means “Indebtedness”, as defined in the Credit Agreement.

“Dilution” means, with respect to any Transferred Receivable, the aggregate amount of any reductions or adjustments in the Outstanding Balance of such Transferred Receivable as a result of any defective, rejected, returned, repossessed or foreclosed goods or services or any rebate, sales allowance, cash discount or other adjustment or setoff.

“Discount” means, in respect of each purchase, 2.0% of the Outstanding Balance of the Receivables that are the subject of such purchase; provided, however, the foregoing percentage may be revised by request of either of the parties to such purchase provided that such revision is consented to by both of such parties and by the Administrative Agent.

“ENB Receivable” means the U.S. dollar denominated indebtedness of any Obligor resulting from the provision or sale of goods or services (including, without limitation, the lease or rental of goods) to such Obligor by the Originator under a Contract generated by the Originator in the ordinary course of its business for which all actions required to be performed by the Originator have been performed (except for the presentment by the Originator of an invoice to the Obligor), and includes the right to payment of any sales tax, interest or finance charges and other obligations of such Obligor with respect thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Event of Termination” has the meaning specified in Section 7.01.

“Facility Termination Date” means the earliest of (a) the Facility Termination Date under the Receivables Agreement (as extended from time to time pursuant to the terms thereof), (b) the date determined pursuant to Section 7.01, (c) the date the Purchase Limit is reduced to zero pursuant to Section 1.01(b) of the Receivables Agreement or (d) the date upon which the Credit Agreement is terminated in connection with an Event of Default thereunder.

“Fairway” means Fairway Finance Company, LLC, as a purchaser under the Receivables Agreement.

“Federal Assignment of Claims Act” means the Federal Assignment of Claims Act, 31 U.S.C. §3727 and 41 U.S.C. §15, as amended from time to time.

“Federal Funds Rate” means, with respect to any day, the rate set forth in H.l5(519) for that day opposite the caption “Federal Funds (Effective).” If on any date of determination, such rate is not published in H.l5(519), such rate will be the rate set forth in Composite 3:30 P.M. Quotations for U.S. Government Securities for that day under the caption “Federal Funds/Effective Rate.” If on any date of determination, the appropriate rate is not published in either H.15(519) or Composite 3:30 P.M. Quotations for U.S. Government Securities, such rate will be the arithmetic mean of the rates for the last transaction in overnight federal funds arranged by three leading brokers of federal funds transactions in New York City prior to 9:00 a.m., New York City time, on that day.

“GAAP” means generally accepted accounting principles in the United States of America.

“Gotham” means Gotham Funding Corporation, as a purchaser under the Receivables Agreement.

“Purchased Receivable” means any Receivable or ENB Receivable which, pursuant to Article II has been identified as a Purchased Receivable and purchased (or purported to be purchased) by the Buyer.

“Purchaser” means (i) Liberty Street Funding LLC and any successor or assign of such Purchaser that is a receivables investment company that in the ordinary course of its business issues commercial paper or other securities to fund its acquisition and maintenance of receivables, (ii) Gotham Funding Corporation and any successor or assign of such Purchaser that is a receivables investment company that in the ordinary course of its business issues commercial paper or other securities to fund its acquisition and maintenance of receivables, ~~and~~ (iii) Fairway Finance Company, LLC and any successor or assign of such Purchaser that is a receivables investment company that in the ordinary course of its business issues commercial paper or other securities to fund its acquisition and maintenance of receivables, and (iv) any other Person that becomes a Purchaser under the Receivables Agreement that is a receivables investment company that in the ordinary course of its business issues commercial paper or other securities to fund its acquisition and maintenance of receivables.

“Purchaser Agent” means (i) Scotia Capital and its permitted successors and assigns as Liberty Purchaser Agent, (ii) PNC and its permitted successors and assigns as PNC Purchaser Agent, (iii) BTMU and its permitted successors and assigns as Gotham Purchaser Agent, (iv) ST and its permitted successors and assigns as ST Purchaser Agent, and (v) BMO and its permitted successors and assigns as ~~BMO~~Fairway Purchaser Agent.

“Receivable” means the U.S. dollar denominated indebtedness of any Obligor resulting from the provision or sale of goods or services (including, without limitation, the lease or rental of goods) to such Obligor by the Originator under a Contract generated by the Originator in the ordinary course of its business for which all actions required to be performed by the Originator have been performed (except in the case of ENB Receivables, for which the Originator will not have presented an invoice to the related Obligor), and includes the right to payment of any sales tax, interest or finance charges and other obligations of such Obligor with respect thereto; provided that “Receivable” shall not include any (i) Equipment Sale Receivables or (ii) Excluded Receivables. For the avoidance of doubt, Receivables shall include ENB Receivables.

“Receivables Agreement” means that certain Third Amended and Restated Receivables Purchase Agreement, dated as of the date hereof, among the Buyer, as seller, Liberty Street Funding LLC, as a purchaser, ~~and~~ Gotham Funding Corporation, as a purchaser, and Fairway Finance Company, LLC, as a purchaser, Scotia Capital, as a bank, as administrative agent and as Liberty purchaser agent, PNC, as a bank and as a purchaser agent, BTMU, as a bank and as Gotham purchaser agent, ST, as a bank and as a purchaser agent, and BMO, as a bank and as ~~a~~Fairway purchaser agent, and United Rentals, as collection agent, as amended, restated, modified or supplemented from time to time.

hereunder with a legend, acceptable to the Buyer, stating that such Receivables, the Related Security and Collections with respect thereto, have been transferred in accordance with this Agreement.

(j) Reporting Requirements. United Rentals will provide to the Buyer the following:

(i) as soon as available and in any event within 45 days after the end of the first three quarters of each fiscal year of United Rentals, balance sheets of United Rentals and its Subsidiaries as of the end of such quarter and statements of income and retained earnings of United Rentals and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of United Rentals. Notwithstanding the foregoing, in the event the due date for delivery of such financials is waived or extended with respect to the Revolving Loans (as defined in the Credit Agreement) pursuant to the Credit Agreement and at such time each of Scotia Capital, PNC, BTMU, ST and BMO ~~Harris~~ are Revolving Credit Lenders (as defined in the Credit Agreement) thereunder, such waiver or extension will be deemed to have been made with respect to the delivery of such financials under this Agreement;

(ii) as soon as available and in any event within 90 days after the end of each fiscal year of United Rentals, a copy of the annual report for such year for United Rentals and its Subsidiaries, containing financial statements for such year audited by Ernst & Young or other independent public accountants of recognized national standing. Notwithstanding the foregoing, in the event the due date for delivery of such financials is waived or extended with respect to the Revolving Loans (as defined in the Credit Agreement) pursuant to the Credit Agreement and at such time each of Scotia Capital, PNC, BTMU, ST and BMO ~~Harris~~ are Revolving Credit Lenders (as defined in the Credit Agreement) thereunder, such waiver or extension will be deemed to have been made with respect to the delivery of such financials under this Agreement;

(iii) notice of the termination of the Credit Agreement by the lenders thereunder as soon as reasonably practicable, but in any event within one (1) Business Day of the earlier of receipt by the Collection Agent or the Originator of notice of such termination and the effectiveness of such termination;

(iv) as soon as possible and in any event within five (5) days after the occurrence of each Event of Termination or Incipient Event of Termination, a statement of the chief financial officer or treasurer of United Rentals setting forth details of such Event of Termination or Incipient Event of Termination and the action that the Originator has taken and proposes to take with respect thereto;

(v) promptly after the sending or filing thereof, copies of all reports that United Rentals sends to any of its securityholders, and copies of all reports and registration statements that United Rentals or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange;

SECTION 9.04 Costs, Expenses and Taxes.

(a) In addition to the rights of indemnification granted to the Buyer pursuant to Article VIII hereof, the Originator agrees to pay on demand all costs and expenses in connection with the preparation, execution and delivery of this Agreement and the other documents and agreements to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Buyer with respect thereto and with respect to advising the Buyer as to its rights and remedies under this Agreement, and the Originator agrees to pay all costs and expenses, if any (including reasonable counsel fees and expenses), in connection with the enforcement of this Agreement and the other documents to be delivered hereunder excluding, however, any costs of enforcement or collection of Transferred Receivables.

(b) In addition, the Originator agrees to pay any and all stamp and other taxes and fees payable in connection with the execution, delivery, filing and recording of this Agreement or the other documents or agreements to be delivered hereunder, and the Originator agrees to save each Indemnified Party harmless from and against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

SECTION 9.05 No Proceedings.

The Originator hereby agrees that it will not institute against the Buyer any proceeding of the type referred to in Section 7.01(g) so long as there shall not have elapsed one year plus one day since the later of (i) the Facility Termination Date and (ii) the date on which all of the Transferred Receivables are either collected in full or have been written off the books of the Originator as uncollectible.

SECTION 9.06 Confidentiality.

Each of the parties agrees to maintain the confidentiality of this Agreement and other Transaction Documents (and all drafts thereof); provided that this Agreement may be disclosed to (a) each of the party’s officers, directors, employees, outside auditors, legal counsel and Affiliates who agree to hold such information confidential and then only in connection with the proposed transaction, (b) third parties who agree in writing to hold such information confidential, (c) the Administrative Agent, each ~~Purchase~~Purchaser Agent, each Purchaser, each Bank and any other commercial paper conduit administered by a Bank, (d) any current or prospective participant in the commercial paper issuance program of any Purchaser or any other commercial paper conduit administered by a Bank, including but not limited to representatives of Rating Agencies, liquidity providers, commercial paper placement agents and commercial paper dealers; and provided further that this Agreement may be disclosed if required by applicable law, regulations or legal process, including a filing with the Securities and Exchange Commission through the EDGAR electronic filing system in accordance with United Rentals’ continuous disclosure obligations under the Securities Exchange Act of 1934, or the listing or quotation requirements of any exchange or quotation system on which securities of it or its parent or other Affiliates may be listed or quoted. Officers, directors, employees and agents of any Bank shall at all times have the right to share information received from United Rentals and its affiliates to appropriate parties in connection with the proposed transaction on a confidential basis.